EXHIBIT 2.1

DATED 6 June 2012

THE SELLERS (as defined herein)

LAKESHORE LENDING LIMITED

UK GREETINGS LIMITED

THE JOINT ADMINISTRATORS (as defined herein)

AGREEMENT

for the sale and purchase of certain businesses and certain

assets of the Sellers (in administration)

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

- I -

PART C: EXCLUDED ASSETS	27
SCHEDULE 3	29
SCHEDULE 4	30
PART A: PURCHASER WARRANTIES	30
PART B: GUARANTOR WARRANTIES	30
SCHEDULE 5 BUSINESS CLOSING ARRANGEMENTS	32
PART A: SELLERS OBLIGATIONS	32
PART B: PURCHASER OBLIGATIONS	32
PART C: GENERAL	32
SCHEDULE 6 BUSINESS CONTRACTS	34
SCHEDULE 7 OWNED BUSINESS IP	36
REGISTERED TRADE MARKS	36
DOMAIN NAMES	37
SCHEDULE 8 SCHEDULE OF BUSINESS PROPERTIES	38
SCHEDULE 9 BUSINESS PROPERTIES	49
1. Definitions and Interpretation	49
2. Sale Agreement	53
3. Completion	54
4. Matters Affecting the Business Properties	55
5. Form of Transfer	56
6. Obtaining the Consents	57
7. landlord’s refusal or forfeiture or purchaser’s discretion	61
8. Occupation by Purchaser of Licence Properties	62
9. Exclusion of Tenant’s Fixtures and Fittings	67
10. Restriction on Sub-Sale	67
11. Non Merger	67
12. Registration of this Agreement	68
13. Severable	68
14. energy performance certificates	68
15. Head office lease: Exclusion of sections 24-28 Landlord and Tenant Act 1954	68
SCHEDULE 10 DEFINITIONS AND INTERPRETATION	70
SIGNATURE	78

- II -

AGREEMENT

dated 6 June 2012

PARTIES:

1.	EACH OF THE COMPANIES LISTED IN Schedule 1), each of whose registered office is at The Zenith Building, 26 Spring Gardens, Manchester, M2 1AB (together, the Sellers, and each a Seller), each acting by the Joint Administrators (who are acting without personal liability as set out in clause 5);

2.	LAKESHORE LENDING LIMITED (company number 8057825) whose registered address is at Mill Street East, Dewsbury, West Yorkshire, WF12 9AW (the Purchaser);

3.	UK GREETINGS LIMITED (company number 03480710) whose registered address is at Mill Street East, Dewsbury, West Yorkshire, WF12 9AW (the Guarantor); and

4.	PETER MARK SAVILLE, SIMON VINCENT FREAKLEY and ANNE CLARE O’KEEFE each of Zolfo Cooper LLP, 10 Fleet Place, London, EC4M 7RB in their respective capacities as joint administrators of each of the Sellers (acting as agent of each of the Sellers, without personal liability and as set out in clause 5) (the Joint Administrators, which expression shall also be read as referring to their successors in office).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 10 (Definitions and Interpretation).

WHEREAS:

(A) The Joint Administrators were appointed joint administrators of each of the Sellers on 9 May 2012 pursuant to a notice of appointment of administrators dated 9 May 2012 given by Barclays Bank Plc (as security agent) pursuant to paragraph 14 of Schedule B1 to the Insolvency Act 1986.

(B) The Sellers have agreed to sell and the Purchaser has agreed to purchase the Business as a going concern on the basis that the Purchaser shall acquire whatever right, title and interest (if any) the Sellers have in the Business Assets on the terms and conditions set out in this Agreement.

IT IS AGREED:

1. SALE AND PURCHASE

1.1 The Sellers, acting by the Joint Administrators, shall sell, and the Purchaser shall purchase, on an “as is” basis, such right, title and interest (if any) as the Sellers may have at Closing in and to the Business Assets on and subject to the terms set out in this Agreement, with the intention that whatever right, title and interest (if any) as the Sellers have in and to the Business Assets at Closing shall vest in the Purchaser at Closing.

1.2 The Business, comprising the Business Assets, shall be sold as a going concern with effect from Closing, on and subject to the terms of this Agreement and the Purchaser shall carry on and continue the Business as a going concern in succession to the Sellers.

2. CONSIDERATION

2.1 The price for the Business Assets shall be £23,000,000 (twenty three million pounds) (the Consideration) exclusive of VAT which shall be payable in accordance with clause 2.2 as follows:

(a)	as to £23,000,000 on the Business Closing Date.

(b)	Intentionally left blank.

2.2 The Purchaser shall pay the Consideration set out in clause 2.1(a) by way of set off against an equivalent amount of the Secured Debt with immediate, irrevocable and automatic effect on the Business Closing Date.

2.3 The Consideration shall be adopted for all tax reporting purposes (save where any applicable legislation otherwise requires) and shall be apportioned between the relevant Business Assets as agreed by the Sellers and the Purchaser within 30 days of Business Closing.

3. CLOSING

3.1 Closing shall take place as follows:

(a)	Business Closing shall take place at the offices of the Joint Administrators’ Solicitors, or at such other place as the Joint Administrators may direct, automatically at 11.59 p.m. on the Business Closing Date; and

(b)	completion of the sale of the Business Properties shall take place as set out in Schedule 9 (Business Properties).

3.2 On the Business Closing Date, each of the Sellers and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party in Schedule 5 (Business Closing Arrangements).

4. WARRANTIES AND ACKNOWLEDGEMENTS

4.1 All representations (other than those made fraudulently), warranties, conditions, guarantees and stipulations (other than the Purchaser’s warranties set out at clauses 4.7 and 14.3), express or implied and whether statutory, customary or otherwise, are expressly excluded in relation to the sale and purchase of the Business (including warranties as to rights to dispose, freedom from encumbrances and other third party rights and interests, quiet possession, merchantable or satisfactory quality, fitness for purpose and description). The Purchaser and the Guarantor each expressly acknowledge that no representations or warranties are made as to the continuing in force, before or after the Business Closing Date, of any contracts or licences, or the compliance by any person with the terms of any contract or licence.

4.2 The Business Assets are sold in their condition and locations at Closing and subject to all faults, liens, executions, distraints, encumbrances and claims of third parties, the expense of discharging which shall be for the account of the Purchaser to discharge at its discretion. Unless otherwise required by law (and then only to that extent) none of the Sellers nor the Joint Administrators shall be liable for any loss or damage of any kind whatsoever (including any punitive, special, indirect or consequential loss or loss of profit or for any loss of goodwill or possible business after Business Closing, whether actual or prospective) arising out of or in any way caused by any defect or deficiencies in any of the Business Assets.

4.3 The Purchaser expressly acknowledges and agrees that if it shall be found that the relevant Seller does not have title or unencumbered title to any or all of its Business Assets or its Business Contracts or if the relevant Seller is unable to transfer or pass the benefit of any Business Assets or Business Contracts, or if an asset is determined under clause 10.4 to be a Third Party Asset, then the relevant Seller or the Joint Administrators may withdraw it and treat it as an Excluded Asset and the Purchaser shall not be entitled to any damages nor shall it be a ground for rescinding, avoiding or varying any or all of the provisions of this Agreement or for the recovery of any or all of the Consideration paid by the Purchaser.

4.4 Save in respect of the transfer of the Business Properties (which shall be governed by the provisions of Schedule 9 (Business Properties)), and any Business Contract transferred under this Agreement (which shall be governed by the provisions of Schedule 6 (Business Contracts)) the Purchaser accepts and agrees that it shall be its responsibility and at its expense to apply for and obtain all necessary or appropriate licences, consents, permits and rights to use or have the benefit of the Business Assets or Business Contracts and operate the Business, including any licences that may be required in relation to software that have terminated prior to the Business Closing Date and/or subsequent to the Sellers being placed into administration.

4.5 The Purchaser and the Guarantor each agree that the terms and conditions of this Agreement and the exclusions and limitations contained in it are fair and reasonable having regard to the following:

(a)	that this Agreement relates to a sale by companies in administration and that it is usual that no representations and warranties are given by or on behalf of any of the Sellers or the Joint Administrators in such circumstances;

(b)	that the Purchaser and the Guarantor have each relied solely upon either or both of the Purchaser’s and the Guarantor’s (as applicable) own opinion and/or professional advice concerning the Business (including the Business Assets and Business Contracts, any or all of their quality, state, condition, description, fitness and suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination and the use the Purchaser intends or proposes to put them to);

(c)	that the Purchaser has agreed to purchase each Business Asset “as is” in the state and condition as at Closing for a consideration reflecting the parties’ belief that the exclusions and limitations set out in this Agreement are or would be recognised by the courts; and

(d)	that the Purchaser, its advisers and individuals engaged by the Purchaser’s advisers have been given the opportunity to examine and inspect the Business Assets and documents relating to them and to obtain and examine information from the Sellers and the Joint Administrators relating to the Business (including the Business Assets and Business Contracts) including any information placed in the virtual data room made available by the Sellers.

4.6 The parties acknowledge and agree that:

(a)	any obligation of a Seller or the Joint Administrators under this Agreement shall comprise a liability falling under paragraph 99(4) of Schedule B1 to the Insolvency Act 1986 and shall constitute an administration expense for the purpose of Rule 2.67(1)(a) of the Insolvency Rules 1986;

(b)	whenever and wherever in this Agreement the Purchaser has agreed to indemnify the Joint Administrators and/or the Sellers, such indemnity shall also indemnify any firm, partner, employee or agent of such person to the same extent and in the same regard;

(c)	whenever and wherever in this Agreement the Purchaser has agreed to indemnify any Seller, such indemnity shall not apply:

(i)	to any Costs, Losses or Liabilities save to the extent that they constitute a liability falling within paragraph 99(4) of Schedule B1 to the Insolvency Act 1986 and therefore constitute administration expenses for the purpose of Rule 2.67 of the Insolvency Rules 1986; nor

(ii)	to any Costs, Losses or Liabilities arising solely and directly as a result of any service provided by the Purchaser under and in accordance with the Transitional Services Agreement; and

(d)	in respect of any Business Assets not situated at the Business Properties on the Business Closing Date there may be a risk of a third party claiming a lien over such Business Assets and that such risk is entirely the risk of the Purchaser.

4.7 The Purchaser warrants to the Sellers as at the date of this Agreement in the terms of the warranties set out in Schedule 4 Part A (Purchaser Warranties).

5. EXCLUSION OF JOINT ADMINISTRATORS’ LIABILITY

5.1 The Joint Administrators have entered into and signed this Agreement as agents for and on behalf of the Sellers and neither they nor their firm, partners, employees or agents shall incur any personal liability whatsoever in respect of any of the obligations undertaken by the Sellers, or in respect of any failure on the part of the Sellers to observe, perform or comply with any such obligations; or under or in relation to any associated arrangements or negotiations; or under any document or assurance made pursuant to or in connection with this Agreement other than, in each case, in respect of fraud or wilful misconduct. The Joint Administrators are party to this Agreement in their personal capacities only for the purpose of receiving the benefit of the exclusions, limitations, undertakings, covenants and indemnities in their favour contained in this Agreement.

5.2 Any right of the Joint Administrators under this Agreement, including any right to be indemnified by the Purchaser, the rights granted under clauses 16 (Information, Business Records and Assistance Post-Business Closing) and 17 (Post-Business Closing Undertakings) and all rights to receive any payment from the Purchaser, shall also be for the benefit of, and shall be exercisable by, any subsequent administrator, liquidator or other insolvency officeholder appointed from time to time in respect of any Seller (each a Subsequent Appointee) and so that, as regards any Subsequent Appointee, the relevant clause shall apply mutatis mutandis so that references to the Joint Administrators shall be treated as references to such Subsequent Appointee.

5.3 The provisions of this clause 5 shall continue for the benefit of the Joint Administrators or any Subsequent Appointee, notwithstanding the fact that the Joint Administrators or any Subsequent Appointee may cease to act as officeholder in respect of a Seller.

6. GUARANTEE

6.1 Subject to clauses 6.2 and 6.3, in consideration of the Sellers entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees to the Sellers and the Joint Administrators as a continuing obligation the full, proper and prompt performance by the Purchaser of all of its obligations under this Agreement and the full and prompt payment or discharge by it of all of its obligations and liabilities now or in future due, owing or incurred, to the Sellers and the Joint Administrators by the Purchaser under this Agreement (the Guaranteed Obligations). The Guarantor irrevocably and unconditionally undertakes with the Sellers and the Joint Administrators that, if at any time and from time to time, the Purchaser does not pay or perform any of the Guaranteed Obligations, the Guarantor shall, on any Seller’s and/or the Joints Administrators’ first written demand, immediately pay the unpaid amount or perform the relevant Guaranteed Obligations (as the case may be) (the Guarantor’s obligations under this clause 6.1, the Guarantee).

6.2 The Guarantee shall terminate immediately on the earlier of:

(a)	the Long Stop Date (as defined in Schedule 9 (Business Properties)); and

(b)	the first date on which the Actual Closing Date (as defined in Schedule 9 (Business Properties)) has occurred in respect of 200 Business Properties,

the Guarantee Termination Date.

6.3 On the Guarantee Termination Date, any and all future obligations of the Guarantor under this Agreement shall terminate with immediate effect (save that any and all accrued rights of the Sellers and the Joint Administrators under the Guarantee shall remain in full force and effect, provided always that the relevant Seller and/or the Joint Administrators have made a first written demand under clause 6.1 no later than one month after the Guarantee Termination Date).

6.4 The Guarantor’s liability under clauses 6.1 and 6.9 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of their respective terms;

(b)	any release of, or granting of time or other indulgence to, the Purchaser or any third party;

(c)	any winding up, dissolution, insolvency process, bankruptcy or any analogous proceeding in any jurisdiction, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by any Seller or the Joint Administrators in relation to any such event); or

(d)	any other act, event, neglect or omission (whether or not known to the Purchaser, the Sellers, the Joint Administrators or the Guarantor) which would or might (but for this clause) operate to impair or discharge the Guarantor’s liability or afford the Guarantor or the Purchaser any legal or equitable defence.

6.5 If for any reason the Guarantor’s liability as a surety in respect of any of the Guaranteed Obligations is or becomes unenforceable or is diminished, the Guarantor shall immediately, and to the extent of that unenforceability or diminution, become liable under this clause 6 in respect of those affected Guaranteed Obligations as sole or principal original and independent obligor.

6.6 The Guarantor acknowledges that, in entering into this Agreement and accepting the Guarantee, the Sellers and the Joint Administrators have relied on the Guarantor’s representations that it has taken all necessary corporate action to authorise the execution, delivery and performance of the Guarantee. The Guarantor warrants to the Sellers and the Joint Administrators as at the date of this Agreement in the terms of the warranties set out in Schedule 4 Part B (Guarantor Warranties).

6.7 The Guarantor warrants to the Sellers and the Joint Administrators that it has not claimed or accepted any security from the Purchaser in connection with the Guarantee.

6.8 The Guarantor shall pay the Sellers and the Joint Administrators on demand all expenses incurred by the Sellers and the Joint Administrators or any of them in connection with the enforcement of any of the Sellers’ and the Joint Administrators’ rights under this clause 6.

6.9 In consideration of the Sellers and the Joint Administrators entering into this Agreement, as a separate, additional continuing and primary obligation, the Guarantor shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever suffered or incurred by any of them as a direct or indirect result of the Purchaser’s failure to comply properly and punctually with its obligations under this Agreement.

7. NO RIGHTS OF RESCISSION OR TERMINATION

Neither the Purchaser nor the Guarantor shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever. This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

8. BUSINESS ASSETS, CONTRACTS AND LIABILITIES

8.1 Nothing in this Agreement shall operate to transfer any of the Excluded Assets to the Purchaser. On or before 60 days following the Business Closing Date, the Purchaser shall notify the Sellers in writing of each Business Contract that it wishes to assume (hereinafter referred to as a Designated Business Contract). If the Purchaser has not provided such notice with respect to any given Business Contract on or before the end of such 60 day period, then such Business Contract shall remain an Excluded Contract. Subject to clause 8.3 and the provisions of Schedule 6 (Business Contracts), the benefit of each such Designated Business Contract shall become a Business Asset under this Agreement; provided, however, nothing herein shall operate to cause the Purchaser to assume any Liability under any such Business Contract arising or otherwise relating to any act or omission occurring prior to the date on which the Purchaser has provided notice to the Sellers of its election to assume such Business Contract.

8.2 Nothing in this Agreement shall operate to transfer to the Purchaser or require the Purchaser to perform any Liability of a Seller unless that Liability transfers by operation of law (and then only to that extent) or has been expressly assumed or agreed to be performed by the Purchaser under this Agreement. The Sellers shall continue to be liable for their own Liabilities (including those which are referable to the period before the Business Closing Date) but shall have no obligation to discharge them except as expressly provided in this Agreement.

8.3 The provisions of Schedule 6 (Business Contracts) shall apply if and to the extent that either or both of the benefit and the burden of any of the Designated Business Contracts and the Business Claims (in the case of the burden only, that relate to the period after the Business Closing Date and do not arise from a breach of such Designated Business Contracts or Business Claims prior to the Business Closing Date except as otherwise agreed between the Purchaser and the relevant Seller) cannot be assigned or transferred to the Purchaser except by a novation agreement or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (each a Third Party Consent).

8.4 The Purchaser hereby accepts the risk that some or all of the Designated Business Contracts may be, or may already have been, breached or terminated and any other contracting party may refuse to continue with the performance of its contractual obligations on the same terms or at all, or may refuse to continue such performance unless the Purchaser is willing to remedy such breach, and further that any such other contracting party may exercise or purport to exercise rights of termination or set-off or counterclaims against the Purchaser.

8.5 Save for the Retention of Title Assets, which are dealt with pursuant to clause 10 (Third Party Assets and Retention of Title) below, if either a Seller or the Purchaser becomes aware that any Excluded Assets have been transferred to the Purchaser at Closing, by delivery or otherwise, such party shall notify the other party as soon as practicable and the relevant Seller and the Purchaser shall perform all acts and things and shall execute and deliver all such documents as may be reasonably necessary to transfer, for nil consideration, such Excluded Assets back to the relevant Seller as soon as reasonably practicable thereafter.

9. APPORTIONMENT

9.1 The parties shall apportion all (i) salaries, wages and other outgoings and expenses of the Employees (including any liabilities for national insurance contributions and PAYE but excluding holiday pay) and (ii) insurance premiums, rates, utility and telephone charges and any other outgoings in relation to the Business Properties (except as otherwise provided in Schedule 9 (Business Properties)) that are referable to a period which began before, and ends after Business Closing (together, the Apportionable Liabilities and each an Apportionable Liability) on the basis set out in this clause 9.

9.2 Except as provided under clause 9.3, the Apportionable Liabilities shall be apportioned on a time basis, such that the relevant Seller(s) shall be responsible for the Apportionable Liabilities for the period up to (and including) the Business Closing Date (the Pre-Business Closing Period) and the Purchaser shall be responsible for the Apportionable Liabilities for the period from (but excluding) the Business Closing Date (the Post-Business Closing Period), in each case on a pro rata basis.

9.3 Any part of the Apportionable Liabilities which represents VAT shall be borne by the party for which such VAT is input tax (as that term is defined in section 24 VATA) or which would be input tax if that party were not a member of a group for the purposes of sections 43 to 43C VATA.

9.4 Following the Business Closing Date, the Sellers shall provide to the Purchaser their calculation of the apportionments of the Apportionable Liabilities setting out the amounts in respect of the Apportionable Liabilities attributable to the Pre-Business Closing Period and the Post-Business Closing Period, respectively.

9.5 Within five Business Days after the date on which the Sellers provide their calculation to the Purchaser under clause 9.4, the Purchaser shall either:

(a)	confirm to the Sellers that it agrees with such calculation; or

(b)	notify the Sellers in writing of any areas of disagreement, setting out the basis for such disagreement.

If the Purchaser does not provide any such confirmation or notification within that five Business Days’ period, the Sellers’ calculation provided under clause 9.4 shall be deemed to be agreed.

9.6 If the Purchaser notifies the Sellers of any areas of disagreement pursuant to clause 9.5(b), the Purchaser and the Sellers shall use their reasonable endeavours to agree the calculation of the apportionment of the relevant Apportionable Liabilities as soon as possible and within ten Business Days following the date of such notification.

9.7 If the Sellers and the Purchaser are unable to agree the calculation of the apportionments of any Apportionable Liabilities within that ten Business Days’ period, the apportionments of those Apportionable Liabilities shall be ascertained and certified by an independent firm of chartered accountants appointed by the Sellers and the Purchaser or, if the Sellers and the Purchaser have not agreed on the identity of the independent accountants within 5 Business Days of the proposal of such firm by the Sellers to the Purchaser (or vice versa) appointed on the first application of the Sellers or the Purchaser by the President of the Royal Institute of Chartered Accountants in England and Wales. The independent firm shall act as experts and not arbitrators and their decision shall be binding on the parties whether or not they have signed the terms of appointment. Costs of the experts shall be borne as to 50 per cent. by the Purchaser and 50 per cent. by the Sellers.

9.8 Within seven Business Days following agreement or determination of the apportionment of the Apportionable Liabilities in accordance with this clause 9, the net amount payable in respect of the Apportionable Liabilities shall be paid by the net debtor to the relevant other party.

9.9 One or more Sellers (acting by the Joint Administrators) has in the period from 9 May 2012 up to and including the Business Closing Date ordered goods to be sold in the usual trading of the Business. To the extent those goods have not been delivered to the relevant

Seller or if they have been delivered, are in the possession of the Seller as at Business Closing, the relevant Sellers shall notify the Purchaser within 5 Business Days after the Business Closing Date of the goods in question and their invoice value. The Purchaser may elect to allow any of the goods to be collected by or returned to the relevant supplier within 5 Business Days after receiving such notification (or after delivery, if later) and shall notify the relevant Sellers of the goods which are subject to its election. To the extent that goods are not (i) covered by the Purchaser’s election or (ii) collected by or returned to the relevant supplier and such collection or return has been fully and finally accepted by the supplier within the time period specified above or within 5 Business Days after their delivery, if later, the Purchaser shall purchase the goods from the relevant Seller and the Seller shall deliver to the Purchaser a valid VAT invoice for the goods in question for an amount equal to the value of the relevant goods invoiced by the relevant supplier to the relevant Seller and the Purchaser shall pay the invoice to the relevant Seller within 5 Business Days (in each case including amounts in respect of VAT). The liability of the Purchaser under this clause 9.9 shall not exceed £2.1 million.

9.10 Within ten Business Days following the Business Closing Date, and within each subsequent ten Business Days period, the Purchaser shall provide to the Sellers its calculation of the amount of any receipts from the trading of the Business by the Purchaser, which the Sellers have received or retained and which are attributable to the Post-Business Closing Period. The provisions set out in clauses 9.5 to 9.7 shall apply to such calculation (with references to Apportionable Liabilities being read as references to such receipts, and references to the Sellers being read as references to the Purchaser (and vice versa), accordingly).

9.11 If any Seller becomes aware that it has retained a Business Asset it shall notify the Purchaser of that fact as soon as reasonably practicable and make that Business Asset available for collection by the Purchaser on reasonable notice and at all reasonable times.

9.12 Within seven Business Days following each such agreement or determination of the amount of receipts from the trading of the Business by the Purchaser, which are attributable to the Post-Business Closing Period, in accordance with this clause 9, the Sellers shall pay such receipts to the Purchaser.

9.13 The Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly as a result of any breach by the Purchaser of its obligations under clause 9.9.

10. THIRD PARTY ASSETS AND RETENTION OF TITLE

10.1 The Purchaser acknowledges that the property which it takes possession of pursuant to the terms of this Agreement may include Third Party Assets. The Purchaser acknowledges that it has no title to or right of possession or use of any of the Third Party Assets at the Business Closing Date and that the sole risk of this is the Purchaser’s and its alone, and the Purchaser acknowledges that the Consideration reflects this risk.

10.2 The Purchaser acknowledges that, unless otherwise agreed, at Business Closing the Sellers shall leave the Third Party Assets at the Business Properties on the Business Closing Date. The Purchaser shall, in respect of assets known by it to be Third Party Assets:

(a)	not hold itself out as the owner of any of the Third Party Assets;

(b)	at its own expense or at that of the owner of such Third Party Assets, maintain the Third Party Assets in as good condition as the Third Party Assets are in at Business Closing (subject to normal wear and tear); and

(c)	allow the Joint Administrators, the Sellers, the owners of the Third Party Assets and each of their respective representatives, advisers and agents, to have access to the Third Party Assets at any reasonable time and on reasonable notice to the Purchaser, to enable them to inspect and subject to clause 10.4, remove or otherwise deal with such Third Party Asset.

10.3 Any relevant Seller and the Purchaser shall notify the other in writing as soon as practicable after it receives written or electronic notification from a third party that the Purchaser has taken possession of Third Party Assets.

10.4 Where a third party asserts that any asset in respect of which the Purchaser took possession pursuant to the terms of this Agreement is owned by that third party:

(a)	a Seller and the Purchaser shall notify the other in writing as soon as practicable of any such assertion of which it becomes aware;

(b)	the relevant Seller shall, once it receives notification in writing of that assertion (whether by or on behalf of that third party directly or via the Purchaser), take reasonable steps to ascertain the validity of that assertion;

(c)	where the relevant Seller determines (acting reasonably and after consultation with the Purchaser) that such assertion is valid, the relevant asset shall be treated as a Third Party Asset for the purpose of this Agreement;

(d)	recognising the duties and responsibilities of the office of the Joint Administrators, the Purchaser shall be entitled in respect of such assertion, to the extent only that the assertion relates to assets situated at the Business Properties, to negotiate and seek to reach in good faith (either or both) agreement and settlement with that third party for a period ending 10 Business Days after the later of (i) Business Closing and (ii) the date on which the notification in respect of that assertion is made under clause 10.4(a) provided always that the Purchaser shall:

(i)	provide the relevant Seller(s) and the Joint Administrators with reasonable advance notice and details of any such proposed agreement or settlement; and

(ii)	consult reasonably with the relevant Seller(s) and the Joint Administrators in negotiating and seeking to reach such proposed agreement or settlement;

(e)	where the Purchaser has not reached an agreement or settlement pursuant to clause 10.4(d), the relevant Seller shall in respect of such assertion be entitled to negotiate and seek to reach (either or both) agreement and settlement with that third party (whether or not involving the relevant Seller admitting the validity of such assertion) provided always that the relevant Seller shall:

(i)	provide the Purchaser with reasonable advance notice and details of any such proposed agreement or settlement; and

(ii)	consult reasonably with the Purchaser in negotiating and seeking to reach such proposed agreement or settlement;

(f)	where such an agreement and/or settlement is entered into between the relevant Seller or the Purchaser (as applicable) and that third party in accordance with this clause 10.4, the relevant asset shall be treated for the purpose of this Agreement as provided under that agreement or settlement; and

(g)	in each case, the relevant parties shall provide each other with such assistance in resolving the third party title claims as the other may reasonably require (provided that any such assistance by a Seller is at the Purchaser’s cost), including, in respect of assistance to be provided by the Purchaser, with respect to the management and storage of the stock-in-trade.

10.5 The Purchaser shall, for the six month period following the Business Closing Date (or such shorter period as the Sellers may agree in writing, or such longer period as the Purchaser or any Seller may reasonably request) on a weekly basis supply to the Sellers and the Joint Administrators information regarding the sale of Retention of Title Assets (and assets in respect of which retention of title is being asserted), describing on a supplier-by-supplier basis the total number of sales made in that period.

10.6 The Purchaser shall, where a Seller or the Purchaser is requested after the Business Closing Date by the owner(s) of any Third Party Assets to return such assets, make those Third Party Assets available for collection by the owner(s) of those Third Party Assets, or to the relevant Seller, as that Seller may decide, save to the extent agreed otherwise pursuant to any agreement or settlement reached with that owner in accordance with this clause 10.

10.7 The Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs (including any amount to be paid pursuant to any agreement or settlement contemplated by clause 10.4), Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly:

(a)	as a result of any breach by the Purchaser of its obligations under this clause 10;

(b)	in respect of the Purchaser’s use, consumption of or dealings with Third Party Assets after the Business Closing Date; or

(c)	on account of the sale or purported sale of any Third Party Assets to the Purchaser or on account of an on-sale by the Purchaser and in relation to any repossession or proceeding taken by any person entitled to any Third Party Assets against any Seller or the Joint Administrators.

11. BUSINESS PROPERTIES

11.1 The provisions of Schedule 9 (Business Properties) shall apply in respect of the Business Properties.

11.2 For the avoidance of doubt, if the Purchaser does not obtain all necessary consents for any assignment or transfer (as applicable) of any Business Property or interest in it or agree the amendment of any terms in the manner sought by it or for any other reason does not acquire any Business Property, the Purchaser shall not be entitled to any reduction or repayment of the whole or any part of the Consideration nor to any claim for any Costs, Losses or Liabilities.

12. DATA PROTECTION

12.1 The Purchaser undertakes to notify forthwith the Office of the Information Commissioner (to the extent that any personal data is received from any Seller and the Purchaser has not already so notified or is covered by an earlier registration) and to ensure such notification complies with the necessary notification requirements relating to such personal data.

12.2 The Purchaser acknowledges its duty to process any personal data it receives from the Sellers in accordance with applicable data protection legislation.

12.3 The Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising that any or all of the Sellers or the Joint Administrators may incur directly or indirectly as a result of a breach by the Purchaser of the Data Protection Act 1998 which causes the transfer of the Customer List to the Purchaser pursuant to this Agreement to be held to be unfair for the purposes of the first principle in Schedule 1 to the Data Protection Act 1998.

13. BUSINESS EMPLOYEES

13.1 The parties acknowledge and agree that the sale of the Business Assets from the Sellers to the Purchaser is a “relevant transfer” within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (TUPE) and that accordingly the contracts of employment of the Employees shall have effect on and following the Business Closing Date as if originally made by and between the Employees and the Purchaser.

13.2 If, notwithstanding the provisions of TUPE, the contract of employment of any Employee is found or alleged not to have effect on and following the Business Closing Date as if originally made between that Employee and the Purchaser as a consequence of the sale of the Business Assets under this Agreement (other than by virtue of Regulation 4(7) of TUPE), the Purchaser agrees that:

(a)	in consultation with the relevant Seller and the Joint Administrators, it will, within 10 Business Days after being so requested by the relevant Seller or the Joint Administrators, make to that Employee an offer to employ such Employee under a new contract of employment to take effect with immediate effect; and

(b)	that offer will be to employ the Employee on the same terms and conditions of employment as he or she was employed on immediately prior to the Business Closing Date (save for the provision of pension benefits provided pursuant to an occupational pension scheme which relate to old age, invalidity or survivors) and will satisfy the requirements of both TUPE and the Pensions Act 2004 in relation to such employees in the same way as if TUPE applied to such employees in respect of the obligation of the Purchaser to provide pension benefits from the Business Closing Date.

13.3 Upon that offer being accepted or rejected (or, if earlier, after the expiry of 5 Business Days from the date the offer is made in accordance with clause 13.2 above, if no response is received from the Employee), the relevant Seller employer shall forthwith terminate the employment of the Employee concerned and the Purchaser shall indemnify and keep fully and effectively indemnified the relevant Seller employer and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly out of any such termination.

13.4 The Purchaser agrees that it will offer those Employees working in Jersey a contract of employment to take effect with immediate effect on the Business Closing Date on the same terms and conditions of employment as he or she was employed on immediately prior to the Business Closing Date.

13.5 Upon that offer being accepted or rejected (or, if earlier, after the expiry of 5 Business Days from the date the offer is made in accordance with clause 13.4 above, if no response is received from the Employee), the relevant Seller employer shall forthwith terminate the employment of the Employee concerned and the Purchaser shall indemnify and keep fully and effectively indemnified the relevant Seller employer and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly out of any such termination.

13.6 The Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly:

(a)	which arise from or in connection with the termination of employment by the Purchaser (or a member of the Purchaser Group) of any Employee on or after the Business Closing Date;

(b)	which arise from or in connection with any act or omission (or alleged act or omission) by the Purchaser in relation to any of the Employees or any person who would have been an Employee but for such act or omission (or alleged act or omission), regardless of whether the act or omission (or alleged act or omission) takes place before, on or after the Business Closing Date. This shall include, but shall not be limited to either or both:

(i)	any substantial change (actual or prospective) in working conditions to the material detriment of any Employee; and

(ii)	other change to the terms and conditions of employment (actual or prospective) offered to or made available to any Employee or such other person (including any pension arrangements);

(c)	which arise from or in connection with a claim by any person that he has not transferred to the Purchaser under the provisions of TUPE or that his contract of employment has otherwise terminated (including any claim under Regulations 4(9) or 4(11) of TUPE); or

(d)	which arise from or in connection with a claim by any other person that he should have transferred to the Purchaser under the provisions of TUPE.

13.7 The Purchaser acknowledges and agrees that in the circumstances it is not practicable for the Sellers to comply with their obligations under Regulation 11 of TUPE (Employee Liability Information) (as applicable) and the Purchaser accordingly undertakes and agrees that it will not present a complaint pursuant to Regulation 12 of TUPE alleging non-compliance by the relevant Seller or the Joint Administrators of their obligations under Regulation 12 of TUPE. If the Purchaser presents such complaint in breach of its undertaking in this clause 13.7, the Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising incurred by any Seller or the Joint Administrators.

13.8 The Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly out of or in connection with any failure by any Seller or the Joint Administrators to inform and consult with the Employees or their employee representatives in breach of Regulation 13 of TUPE (Information and Consultation) or any matter connected with such obligation to inform and consult. The Purchaser shall further indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly out of or in connection with any failure by the Purchaser to comply with its obligations under Regulation 13 of TUPE. Each Seller agrees to inform the Purchaser as soon as reasonably practicable after it becomes aware of any claim against it or against any Seller or the Joint Administrators for a failure to inform and consult and to permit the Purchaser to have conduct and control of the dispute, defence or compromise of any such claim.

14. VAT

14.1 The Sellers and the Purchaser intend that the sale and purchase of the Business and the Business Assets hereunder shall be treated, for VAT purposes, as neither a supply of goods nor a supply of services pursuant to the provisions of section 49 VATA and Article 5 (Article 5) of the Value Added Tax (Special Provisions) Order 1995 (sc 1995/1268) and the parties agree to use reasonable endeavours to ensure that it is so treated.

14.2 The Sellers and the Purchaser do not intend to make a joint election to HM Revenue & Customs under regulation 6(1)(d) of the Value Added Tax Regulations 1995 (SI 1995/2518) for the Purchaser to be registered for VAT under any Seller’s VAT registration number.

14.3 The Purchaser warrants to the Sellers and the Joint Administrators:

(a)	that it is or will be as a result of the sale and purchase contemplated by this Agreement a taxable person (and registered) for the purposes of VAT; and

(b)	that it intends to use the Business Assets to carry on the same kind of business as the Business carried on by the Sellers with effect from Business Closing.

14.4 The Purchaser undertakes to the Sellers and the Joint Administrators that, in respect of any Business Properties in relation to which any Seller has made an option to tax pursuant to Schedule 10 VATA:

(a)	(if it has not done so prior to the date of this Agreement) it will exercise an option to tax which will have effect in respect of the relevant Business Properties pursuant to Schedule 10 VATA (but otherwise than pursuant to paragraph 21 (real estate elections)), such option to tax having effect no later than the Relevant Date, and that it has not and will not revoke such option to tax under the provisions of Schedule 10 VATA; and

(b)	it will give any written notifications of such option to tax as required by paragraph 20 of Schedule 10 VATA, together with any other information referred to in that paragraph, no later than the Relevant Date.

14.5 In relation to the Business Properties, the Purchaser hereby notifies the Sellers that paragraph (2B) of Article 5 does not apply to the Purchaser, and the Purchaser undertakes promptly to notify the Sellers in writing if Paragraph (2B) of Article 5 becomes applicable to the Purchaser at any time on or before Business Closing.

14.6 If any relevant tax authority determines that VAT is chargeable in respect of the transfer of all or any part of the Business Assets pursuant to or as contemplated by this Agreement (which for the purposes of this clause includes VAT chargeable in respect of the transfer of any of the Business Assets pursuant to or as contemplated by this Agreement), the Purchaser shall, in addition to the Consideration, pay to the Sellers on Business Closing or, if later, two Business Days after receipt of notice from any Seller of that determination (and against delivery of one or more valid VAT invoices) the amount of any VAT which is chargeable in respect of the transfer of the Business Assets or the relevant part of them, and shall indemnify the Sellers and the Joint Administrators and keep the Sellers and Joint Administrators fully and effectively indemnified against any related interest or penalties assessed by the relevant tax authority on any Seller or the Joint Administrators.

14.7 If any Seller reasonably believes the Purchaser to be in breach of clause 14.3, 14.4 or 14.5, the Sellers shall be entitled to treat the transfer of the Business Assets for all purposes as if it did not fall within Article 5 and the Purchaser shall forthwith on receipt of an appropriate VAT invoice pay to the relevant Seller the amount of VAT shown thereon together with any interest and penalties for late payment of the same. Such VAT shall be refunded by the relevant Seller to the Purchaser if and to the extent that HM Revenue & Customs confirm that VAT is not chargeable PROVIDED THAT if the relevant Seller has already accounted for such VAT to HM Revenue & Customs, no amount shall be refunded under this clause 14.7 unless and except to the extent that the relevant Seller has received effective repayment or credit in respect of such VAT.

14.8 The Sellers shall not, and shall procure that their agents or employees shall not, seek a ruling from HM Revenue & Customs (whether formal or informal) as to whether the sale and purchase of the Business Assets under this Agreement falls within Article 5 unless such request for ruling is in writing and has first been submitted in draft to the Purchaser for comment. The Sellers shall incorporate any reasonable comments made by the Purchaser on such draft request for ruling within five Business Days of it being provided to the Purchaser under this clause 14.8 and shall thereafter keep the Purchaser informed of the progress of such request for ruling and on any further correspondence with HM Revenue & Customs in relation to such request for ruling.

14.9 If the Purchaser is required by the terms of this Agreement to reimburse any Seller for any Costs and Liabilities or any indemnified amount, the Purchaser shall also reimburse that Seller for any part of such Costs and Liabilities or indemnified amount that represents VAT, save to the extent that the relevant Seller is entitled to credit or repayment in respect of that VAT from the relevant tax authority.

14.10 Any reference in this clause 14 to any person shall, at any time when such person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

15. CAPITAL ALLOWANCES

The Sellers and Purchaser shall, as soon as practicable after Business Closing, jointly elect by notice pursuant to section 198 of the Capital Allowances Act 2001, and in accordance with section 201 of the Capital Allowances Act 2001, with respect to any item which is a fixture (as defined in section 173(1) of the Capital Allowances Act 2001 for the purpose of section 198 Capital Allowances Act 2001) so as to fix the amount to be treated as expenditure by the Purchaser on the provision of such items in aggregate to such sum as may be agreed by the Sellers and the Purchaser within 30 days of Business Closing or failing such agreement to such amount as, on a just and reasonable basis, is attributable to them.

16. INFORMATION, BUSINESS RECORDS AND ASSISTANCE POST-BUSINESS CLOSING

16.1 Other than the Commercial Records, all records of each Seller (including the Joint Administrators’ Records and the VAT Records) shall remain the property of the relevant Seller. For the period of 6 months following the Business Closing Date (or for such longer period as may be required by law or applicable regulation or by any competent regulator), the relevant Seller shall allow the Purchaser and its representatives reasonable access during normal business hours and on reasonable notice to the VAT Records and/or correspondence between the Sellers and suppliers and/or landlords, in each case, in relation to the Business and which the relevant Seller is permitted to disclose and shall allow reasonable facilities to inspect and take copies (at the Purchaser’s expense) thereof.

16.2 If any records other than the Commercial Records come into the possession of the Purchaser, at Business Closing or otherwise, the Purchaser shall:

(a)	keep them in good and safe condition;

(b)	give the Sellers and the Joint Administrators and any Subsequent Appointee not less than one month’s prior notice of any intended disposal or destruction of them;

(c)	make them available for inspection by the Sellers and the Joint Administrators, their representatives and any Subsequent Appointee of any Seller upon reasonable notice and during normal business hours; and

(d)	deliver them up to the relevant Seller, the Joint Administrators or any such Subsequent Appointee as soon as reasonably practicable following demand.

16.3 For the period of 6 months following the Business Closing Date (or for such longer period as may be required by law or applicable regulation, or by any competent regulator), the Purchaser shall give each Seller, the Joint Administrators, any Subsequent Appointee and each of their representatives reasonable access during normal business hours and on reasonable notice to the records (including the Commercial Records) to the extent they relate to the operation of the Business prior to Business Closing and staff of the Purchaser located at the Head Office (for the purposes of obtaining information about the operation of the Business prior to Business Closing) and shall allow reasonable facilities to inspect and take copies (at the Sellers’ expense) of any such records.

16.4 The Sellers shall give the Purchaser access on reasonable notice to the Non-Exclusive Information. The Sellers hereby grant the Purchasers a perpetual, worldwide, royalty free licence to use, copy, modify and adapt the Non-Exclusive Information.

17. POST-BUSINESS CLOSING UNDERTAKINGS

Following Business Closing, the Purchaser undertakes to the Sellers to forward and transfer to the relevant Seller within 15 Business Days of receipt (or as soon as reasonably practicable if in respect of any Retention of Title Assets or other Third Party Assets) any documents, information, communications or correspondence and any payments which the Purchaser or a member of the Purchaser Group receives from time to time in relation to the Excluded Assets, which should properly have been provided or paid to any Seller or any other member of the Seller Group (or any purchaser of any such Excluded Asset), and that any payments so received by it or by any such member of the Purchaser Group after Business Closing which is specifically identified as relating to Excluded Assets shall, to the extent reasonably practicable, be kept separate from the Purchaser’s own assets and shall be held as trustee on trust for the relevant Seller, pending such transfer.

18. NAMES

18.1 Each Seller shall procure that the name of each of its subsidiaries (as applicable) shall be changed, as soon as reasonably practicable after the Business Closing Date, so as not to use a name which is, or is confusingly similar to, a trade mark transferred to the Purchaser under this Agreement. The Purchaser acknowledges that the Joint Administrators have no power or authority to require the members of Clinton Cards PLC (in administration) to change that Seller’s name but, subject thereto, no Seller will raise any objection to any member of the Purchaser Group using any Business Name in relation to its business as from the Business Closing Date or to the Purchaser Group changing its corporate name to a name including a Business Name provided that:

(a)	any such use shall be at the risk and the sole responsibility of the relevant member of the Purchaser Group; and

(b)	nothing in this Agreement shall require Clinton Cards PLC (in administration) to change its corporate name or preclude it from using its existing corporate name in relation to its business and assets and/or their realisation and/or for the sole and limited purposes of its insolvency and winding up its affairs during the Transitional Period or in winding up its affairs thereafter.

18.2 Each Seller agrees that except as permitted under clause 18.1(b) and as provided under the Transitional Services Agreement, it shall not conduct any business under a Business Name or otherwise use a Business Name or other Business IP after the Business Closing Date.

19. BUSINESS IP

19.1 The Purchaser acknowledges that the Business IP, including the Licensed Business IP, IP Contracts and the IT Systems, may be subject to restrictions or deficiencies which have not been disclosed by the Sellers, and that they may or may not be sufficiently transferable to the Purchaser to enable the Business to be carried on efficiently or at all. The Purchaser undertakes to make its own enquiries in this regard.

19.2 The Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly by reason of the transfer of the Owned Business IP, the IP Contracts and the IT Systems to the Purchaser or their purported sale under this Agreement or the use of them by the Purchaser or by any transferee or licensee from the Purchaser.

20. PAYMENTS

20.1 Except as provided otherwise under clause 2.2, any payment to be made pursuant to this Agreement by the Purchaser or Guarantor (or any member of the Purchaser Group) shall be made to the Joint Administrators’ Account or in such other manner as the Joint Administrators may direct.

20.2 Except as provided otherwise under clause 2.2, any payment to be made pursuant to this Agreement shall be made in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

20.3 All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever except only where this Agreement provides otherwise or the law requires it.

20.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay interest at the rate of 2% above the base rate of Barclays Bank plc from time to time on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

21. SET-OFF AND PREPAYMENTS

Unless otherwise provided in this Agreement (including without limitation clauses 2 and 20) or, in respect of mutual dealings between the Guarantor and any Seller, by operation of Rule 2.85 of the Insolvency Rules 1986, no party shall be entitled to set-off any amounts or claims it might have against any other party or exercise any liens whatever against any monies or negotiable instruments payable to any party whether pursuant to the provisions of this Agreement or otherwise but such monies or negotiable instruments shall be paid in full upon the same being due whether in accordance with the provisions of this Agreement or otherwise.

22. ANNOUNCEMENTS

Until the date which is seven days after the Business Closing Date, no party shall, and each party shall procure that no Affiliate of such party shall, make any press release or written announcement in connection with the existence or subject matter of this Agreement unless it has sent a draft of that release or announcement to the Purchaser (in respect of announcements or releases to be made by a Seller or any Affiliate of a Seller or the Joint Administrators) or to the Sellers (in respect of announcements or releases to be made by the Purchaser or an Affiliate of the Purchaser) and given the other party(ies) a period of 12 hours (no less than three of which shall fall between 9 a.m. and 5 p.m. local time in (i) Cleveland, Ohio, USA and (ii) London, England) commencing with the receipt by the Sellers or the Purchaser, as applicable, of such draft press release or announcement to consult with it as to its form and content.

23. CONFIDENTIALITY

23.1 For the purposes of this clause 23:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser and the Guarantor) any information received or held by the Purchaser or the Guarantor (or any of their Representatives) relating to the Seller Group; or

(ii)	(in relation to the obligations of each Seller) any information received or held by a Seller (or any of its Representatives) relating to the Purchaser Group or the Business; and

(iii)	(in relation to the obligations of all parties) information relating to the negotiations leading to, this Agreement,

and includes, where relevant, written information and information transferred or obtained orally, visually, electronically or by any other means; and

(b)	Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

23.2 Each of the Sellers, the Joint Administrators, the Purchaser and the Guarantor shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 23 permits or (ii) as each other party approves in writing.

23.3 Clause 23.2 shall not prevent disclosure:

(a)	by a party or its Representatives if and to the extent it can demonstrate that disclosure is:

(i)	necessary or desirable for the running of that party’s or its Representative’s business, provided always that such disclosure does not misrepresent information relating to the provisions of, and negotiations leading to, this Agreement;

(ii)	required by current insolvency practice or to enable the Joint Administrators or any Subsequent Appointee properly to carry out the duties of their office;

(iii)	required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority and the U.S. Securities and Exchange Commission) having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(iv)	required in connection with, and for the purposes of, any litigation, arbitration, administration or other investigations, proceedings or disputes;

(v)	of Confidential Information which was lawfully in the possession of that party or any of its Representatives without any obligation of secrecy prior to its being received or held;

(vi)	made to professional advisers, employees, directors or officers of the Sellers, the Joint Administrators, any Subsequent Appointee or the Purchaser on terms that such person(s) undertake to comply with the provisions of clause 23.2 in respect of such information as if they were a party to this Agreement;

(vii)	of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or

(viii)	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

(b)	by the Joint Administrators to:

(i)	any Subsequent Appointee;

(ii)	show appropriate figures and other information relating to this Agreement in their records, accounts, reports and returns.

23.4 Each of the Sellers, the Joint Administrators, the Purchaser and the Guarantor undertakes that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if that disclosure is reasonably required for purposes connected with this Agreement and only if its Representatives are informed of the confidential nature of the Confidential Information.

24. ASSIGNMENT

None of the parties may, without the prior written consent of all of the other parties, assign, transfer, charge or otherwise deal with all or any of its respective rights under this Agreement nor grant, declare, create or dispose of any right or interest in it which shall be binding upon and have effect for the benefit of that party’s personal representatives and successors in title (as applicable), save that nothing in this Agreement shall prevent or otherwise prohibit the Purchaser from assigning all or any of its rights under this Agreement to an Affiliate. Any purported assignment in contravention of this clause 24 shall be void.

25. FURTHER ASSURANCES

25.1 Each Seller shall (in each case, at the Purchaser’s reasonable cost), and the Guarantor and the Purchaser shall, for a period of 12 months from the Business Closing Date, execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement. The terms of all such documents shall exclude any personal liability of the Joint Administrators in a manner satisfactory to the Joint Administrators and shall be subject to the Joint Administrators’ approval.

25.2 Clinton Cards PLC (in administration) and Clinton Cards (Essex) Limited (in administration) shall procure that any member of the Seller Group (not being a Seller) that owns an asset which, if owned by a Seller, would constitute a Business Asset, shall transfer such asset to the Purchaser for no additional consideration.

25.3 In the event that a Subsequent Appointee is appointed, then the Joint Administrators shall procure that such Subsequent Appointee is aware of this Agreement.

26. COSTS

26.1 Subject to clause 26.2 and except as otherwise provided in this Agreement, each of the parties shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the preparation, negotiation, entry and performance of this Agreement.

26.2 The Purchaser shall (or shall procure that its Affiliates shall) bear all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax, stamp duty land tax and any other registration or transfer taxes arising under or in connection with this Agreement or any of the transactions contemplated hereunder.

26.3 Where under the terms of this Agreement any or all of the Sellers and the Joint Administrators have agreed to take action at the Purchaser’s expense, the Purchaser shall pay the actual out-of-pocket expenses and reasonable fees and expenses (including reasonable legal expenses) of the Sellers and the Joint Administrators on an indemnity basis, and none of the Sellers nor the Joint Administrators shall be obliged to take any action unless the Purchaser has (if so requested by any or all of the Sellers and the Joint Administrators) transferred to the relevant Seller(s) and the Joint Administrators funds on account of such fees and expenses to the satisfaction of the relevant Seller(s) and the Joint Administrators.

27. CLAIMS AGAINST PURCHASER GROUP

As at the date of this Agreement, the Sellers and the Joint Administrators are not aware of any causes of action or actions of any nature which they may have against the Purchaser Group.

28. NOTICES

28.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

28.2 The addresses and fax numbers of the parties for the purpose of clause 28.1 are:

Sellers/Joint Administrators

Address: Zolfo Cooper LLP, 10 Fleet Place, London, EC4M 7RB

Fax: 020 7332 5001

For the attention of: The Joint Administrators of the Clinton Cards group

Purchaser

Address: Mill Street East, Dewsbury, West Yorkshire, WF12 9AW

Fax: 01924 431815

For the attention of: Kevin Vaux with a copy to Cathy Kilbane on fax number 001 216 252 6777

Guarantor

Address: Mill Street East, Dewsbury, West Yorkshire, WF12 9AW

Fax: 01924 431815

For the attention of: Kevin Vaux with a copy to Cathy Kilbane on fax number 001 216 252 6777

29. CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other agreement (including any document entered into pursuant to this Agreement), this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

30. WHOLE AGREEMENT

This Agreement and the Transaction Documents set out the whole agreement between the parties in respect of the sale and purchase of the Business Assets and supersede any prior agreement (whether oral or written) between the parties. It is agreed that:

(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other party (or any of its Connected Persons) which is not expressly set out in this Agreement or the Transaction Documents;

(b)	any terms or conditions implied by law in any jurisdiction in relation to this Agreement or the Transaction Documents are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any Transaction Document shall be for breach of the Agreement or the relevant Transaction Document (as applicable); and

(d)	except for any liability in respect of a breach of this Agreement or any Transaction Document, no party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or any of their respective Connected Persons) in relation to the subject matter of this Agreement or any Transaction Document, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 30 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause,

Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

31. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay on the part of any party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy on the part of any party shall preclude any further exercise of it or the exercise of any other remedy on the part by it.

32. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

33. VARIATIONS

No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

34. INVALIDITY

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

35. THIRD PARTY ENFORCEMENT RIGHTS

35.1 Each of the following shall have the right to enforce this Agreement by reason of the Contracts (Rights of Third Parties) Act 1999:

(a)	any Subsequent Appointee;

(b)	in respect of clause 30 (Whole Agreement) only and the provisions of this Agreement to which it applies, the Connected Persons specified in clause 30 (Whole Agreement); and

(c)	in respect of clause 4.6(b) only and the provisions of this Agreement to which it applies, the persons referred to in clause 4.6(b).

This right is subject to: (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Persons or the persons referred to in clause 4.6(b); and (ii) the other terms and conditions of this Agreement.

35.2 Except as provided in clause 35.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

36. GOVERNING LAW AND JURISDICTION

36.1 This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are governed by English law, except in respect of Schedule 9 (Business Properties) which shall be governed, in respect of each Business Property, by the laws of the jurisdiction applicable to that Business Property.

36.2 The English courts shall have exclusive jurisdiction in relation to all disputes including claims for set off and counterclaims arising out of or in connection with this Agreement, including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement, except in respect of Schedule 9 (Business Properties) in relation to which, in respect of each Business Property, the courts of the jurisdiction applicable to that Business Property shall have exclusive jurisdiction. For such purposes each party irrevocably submits to the jurisdiction of the English courts (or, in respect of Schedule 9 (Business Properties), the relevant applicable jurisdiction) and waives any objection to the exercise of such jurisdiction.

SCHEDULE 1

THE SELLERS

1.	Birthdays Retail Limited (in administration) (company number 06924509)

2.	Clinton Cards PLC (in administration) (company number 0985739)

3.	Clinton Cards (Essex) Limited (in administration) (company number 01482456)

4.	Papertree Limited (in administration) (company number 1580506)

5.	Selectacard Limited (in administration) (company number 543163)

6.	Strand Cards Limited (in administration) (company number 451219)

7.	The Greetings Store Group Limited (in administration) (company number 1363244)

SCHEDULE 2

THE BUSINESS

Part A : Business Assets

The Business Assets comprise the following (and for the avoidance of doubt exclude the Excluded Assets and, if there is any conflict between this Part A (Business Assets) and Part C (Excluded Assets) to this Schedule 2 (The Business), Part C shall prevail):

(a)	Business Properties (on the terms set out in Schedule 9 (Business Properties));

(b)	Business Loose Plant and Equipment;

(c)	Fixtures and Fittings (so far as situated at the Business Properties on the terms set out in Schedule 9);

(d)	Stock;

(e)	the Floats;

(f)	Commercial Records and the Customer List;

(g)	the benefit of all Business Contracts excluding IP Contracts;

(h)	Business Claims, including the benefit of insurance claims relating to the Business Assets, other than those Business Claims set out in paragraph 6 of Part C of this Schedule 2;

(i)	Business Information;

(j)	Owned Business IP;

(k)	Licensed Business IP;

(l)	IT Systems;

(m)	Work in Progress;

(n)	Business Goodwill; and

(o)	any other property, undertaking, right or asset of any Seller relating exclusively or primarily to the Business and which is not an Excluded Asset listed in paragraphs 1 to 13 and 15 of Part C of this Schedule 2 (The Business),

(together the Business Assets).

Part B : Excluded Contracts

Any Business Contract unless it becomes a Designated Business Contract under clause 8.1.

Any contract for the purchase of stock-in-trade.

Part C : Excluded Assets

1. The Excluded Contracts (including any amounts due under the Excluded Contracts and any assets or rights provided or licensed under the Excluded Contracts).

2. The Joint Administrators’ Records and the VAT Records.

3. Non-Exclusive Information.

4. Trade Debts.

5. Any Cash or cash equivalents owned by any Seller Group (other than the Floats).

6. Business Claims to the extent that they relate to (i) taxation, breach of duty, overpayment and (to the extent it does not relate to the Business Assets) insurance, (ii) any of the Excluded Contracts or the Excluded Assets, (iii) income received from a Business Property and referable to the period up to and including the Business Closing Date (or in the case of a BD Property (as defined in Schedule 9 (Business Properties) up to and including the relevant BD Occupation Date (as also defined in that Schedule)) or (iv) for the avoidance of doubt, income received from a Licence Property and referable to the period following any applicable Licence Termination Date in relation to that Licence Property in accordance with paragraph 8.2 of Schedule 9 (Business Properties).

7. The benefit of any claim made or to be made by any Seller or the Joint Administrators for repayment or credit of any tax or interest on overpaid tax or repayment supplement or tax allowance.

8. The benefit of any claim made or to be made by any Seller or the Joint Administrators for grants from any government, local or public authority save to the extent that such grants relate to the Business and cannot be obtained by any Seller or the Joint Administrators if the Sellers are not the owners of the Business.

9. Any shares or investments in shares or any other securities owned by any Seller (being those in members of the Seller Group) together with all rights attaching to them including all distributions and dividends declared, paid or made in respect of them.

10. Any freehold or leasehold properties (other than the Business Properties), owned, used or occupied by any of the Sellers and any fixtures and fittings therein.

11. The rights of the Sellers in relation to any pension, trust or fund established by it or affecting any employees of the Sellers engaged in the Business at any time prior to the Business Closing Date (if any).

12. For the avoidance of doubt, the Third Party Assets.

13. The Head Office.

14. Any other property, undertaking, right or asset of the Seller Group not set out or described in Part A of this Schedule 2 (Business Assets).

15. The Pure Party Brand.

SCHEDULE 3

[DELIBERATELY LEFT BLANK]

SCHEDULE 4

Part A : Purchaser Warranties

1. The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2. The Purchaser has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3. Entry into and performance by the Purchaser and the Guarantor of this Agreement will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

4. Neither the Purchaser nor any of its Affiliates is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or any of its Affiliates and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser or any of its Affiliates and no event has occurred to give the right to enforce such security.

5. The Purchaser has available cash or available loan facilities which will at Business Closing provide in immediately available funds the necessary cash resources to meet its obligations under this Agreement and, in the case of loan facilities, if any, they involve no material pre-conditions and it will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Business Closing.

Part B : Guarantor Warranties

1. The Guarantor is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2. The Guarantor has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3. Entry into and performance by the Purchaser and the Guarantor of this Agreement will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

4. Neither the Guarantor nor any of its Affiliates is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Guarantor or any of its Affiliates and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Guarantor or any of its Affiliates and no event has occurred to give the right to enforce such security.

5. The Guarantor has available cash or available loan facilities which will at Business Closing provide in immediately available funds the necessary cash resources to meet its and the Purchaser’s obligations under this Agreement and, in the case of loan facilities, if any, they involve no material pre-conditions and it will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Business Closing.

SCHEDULE 5

BUSINESS CLOSING ARRANGEMENTS

Part A: Sellers Obligations

At Business Closing, each relevant Seller shall so far as it is able (and to the extent that they are actually in the custody and control of that Seller), deliver or ensure that there are delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction) access to the Business Properties and the Fixtures and Fittings (each on the terms of Schedule 9 (Business Properties)) and possession of the other tangible Business Assets agreed to be sold under this Agreement.

Each relevant Seller shall hold all Business Assets not otherwise delivered pursuant to the Part A of this Schedule 5 (Business Closing Arrangements) on trust for the Purchaser absolutely pending assignment (or on the terms of Schedule 9 (Business Properties in relation to any Business Property and the Fixtures and Fittings).

Part B: Purchaser Obligations

At Business Closing, the Purchaser shall:

(a)	deliver (or ensure that there is delivered to the Sellers) a deed of release executed by Barclays Bank Plc in the Agreed Form irrevocably releasing all security in respect of the Business Assets granted under the Security Documents; and

(b)	execute and deliver to the Sellers all documents delivered or made available by the Sellers under this Schedule 5 (Business Closing Arrangements) which require execution by the Purchaser (if any).

Part C: General

1. The relevant Seller(s) and the Purchaser shall execute and deliver to each other (or procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on or before Business Closing:

(a)	the Transitional Services Agreement;

(b)	the Trade Mark Assignments;

(c)	the Administration Cross-Funding Letter; and

(d)	the Head Office Lease.

2. All documents and items delivered at Business Closing pursuant to this Schedule 5 (Business Closing Arrangements) shall be held by the recipient to the order of the person delivering the same until such time as Business Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Business Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)	discharge of the Consideration in accordance with clause 2.2,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Business Closing shall be deemed to have taken place.

3. Except as otherwise provided in this Schedule 5 (Business Closing Arrangements), title to all Business Assets which are capable of transfer by delivery shall pass by delivery.

4. Title and risk of loss or damage to the Business Assets (other than the Business Properties which shall be governed by the provisions in Schedule 9 (Business Properties)) shall pass to the Purchaser on Business Closing and the Purchaser shall be responsible for their insurance from that time.

SCHEDULE 6

BUSINESS CONTRACTS

1. The provisions of this Schedule 6 (Business Contracts) shall apply if and to the extent that a Third Party Consent is required in relation to a Designated Business Contract or Business Claim as specified in clause 8.3.

2. The Purchaser shall, in the case of a Designated Business Contract, from the time it notifies the Sellers that it wishes to assume a Business Contract in accordance with clause 8.1 (each an Election) and in the case of a Business Claim, from Business Closing and at its own expense, use all reasonable efforts to obtain any Third Party Consent as soon as possible in a form reasonably acceptable to the Purchaser. The Purchaser shall promptly provide copies of all such consents and any assignments or novations to the Sellers. The relevant Sellers shall execute such assignments or novations as the Purchaser may reasonably require, provided that they impose no liability on the relevant Seller and the Joint Administrators.

3. If any such Third Party Consent is required then, until it is obtained:

(a)	the Purchaser’s obligation to use all reasonable efforts to obtain that Third Party Consent shall continue for a period not more than three months after, (i) in the case of a Business Claim, the Business Closing Date and (ii) in the case of Designated Business Contract, the relevant Election or, in either case, for such longer period as the Purchaser may decide;

(b)	the transfer of that Designated Business Contract or Business Claim (to the extent that a Third Party Consent is required) shall not take effect and the relevant Seller shall from the making of a relevant Election (in respect of each Designated Business Contract) or from Business Closing (in respect of Business Claims) hold it on trust for the Purchaser (except to the extent that any of the rights under it are Excluded Assets) and account for and pay or deliver to the Purchaser (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which it receives from the making of the relevant Election (in respect of each Designated Business Contract) or from Business Closing (in respect of the Business Claims) (less any costs of recovery and/or tax thereon and any VAT for which the relevant Seller is required to account to a tax authority in respect of that receipt) to the extent that they relate to such Designated Business Contract or Business Claim (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

(c)	the Purchaser shall perform (as the sub-contractor or agent of the relevant Seller) all of the relevant Seller’s obligations under any Designated Business Contracts which are referable to (and do not arise as a result of the breach of such Business Contracts prior to) the period after the making of the Election in respect of that Designated Contract and indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly suffered or incurred by any of them as a result of any failure by the Purchaser to perform those obligations; and

(d)	the relevant Seller shall from the making of the relevant Election (in respect of each Designated Business Contract) or from Business Closing (in respect of the Business Claims) give all reasonable assistance to the Purchaser (at the Purchaser’s written request and sole expense) to assist the Purchaser to obtain the necessary Third Party Consent and to enable the Purchaser to enforce its rights under any Designated Business Contract or Business Claim, provided that:

(i)	no member of the Seller Group shall be obliged to make any payment (in money or money’s worth) under this paragraph (d) unless the Purchaser has first paid it the amount concerned nor shall it be obliged to become involved in any legal action; and

(ii)	the Purchaser shall not agree to any amendment or waiver of those rights under the relevant Designated Business Contract or Business Claim which continue to be rights of the relevant Seller or of a member of the Seller Group without prior written approval of the relevant Seller or of the relevant member of the Seller Group.

4. If:

(a)	the terms of any particular Designated Business Contract do not permit the Purchaser to perform the relevant Seller’s obligations as sub-contractor or as agent; or

(b)	any Third Party Consent is not obtained within 6 months after the making of the Election in relation to such Designated Business Contract or is refused and the procedure set out in this Schedule does not enable the benefit of any Designated Business Contract or Business Claim to be enjoyed in all material respects by the Purchaser or another member of the Purchaser Group after the making of the relevant Election (in respect of a Designated Business Claim) or from Business Closing (in respect of a Business Claim).

then the relevant Seller and the Purchaser shall use all reasonable efforts to achieve an alternative solution by which the Purchaser shall receive the benefit of the relevant Designated Business Contract or Business Claim and assume the associated obligations (provided that no member of the Seller Group nor the Joint Administrators shall be obliged to make any commitments, incur any liability or make any payment for that purpose unless the Purchaser has first paid it the amount concerned).

SCHEDULE 7

OWNED BUSINESS IP

Registered Trade Marks

Mark	Country	Registered owner as reflected on public registers	Application Number	Registration Number	Application Date
Birthdays	Community Trademarks	Birthdays Retail Limited (in administration)	4693966	4693966	19-Oct-2005
Birthdays	Community Trademarks	Birthdays Retail Limited (in administration)	2114403	2114403	16-Feb-2001
Birthdays	Community Trademarks	Birthdays Retail Limited (in administration)	2114528	2114528	16-Feb-2001
Birthdays	Community Trademarks	Birthdays Retail Limited (in administration)	391086	391086	23-Oct-1996
Clintons	United Kingdom	Clinton Cards PLC (in administration)	2619919	—	02-May-2012
Clintons - When Only The Best Is Good Enough	United Kingdom	Clinton Cards PLC (in administration)	2193528	2193528	01-Apr-1999
Clinton Cards	United Kingdom	Clinton Cards PLC (in administration)	2181419A	2181419A	05-Nov-1998
Clinton	United Kingdom	Clinton Cards PLC (in administration)	2181419D	2181419D	05-Nov-1998
Clintons	United Kingdom	Clinton Cards PLC (in administration)	2181419B	2181419B	05-Nov-1998
Think of a Card Think of Clintons	United Kingdom	Clinton Cards PLC (in administration)	2181419C	2181419C	05-Nov-1998

Domain Names

Clintoncards.com

Clintoncards.co.uk

Clintoncards.org.uk

Birthdays.co.uk

SCHEDULE 8

SCHEDULE OF BUSINESS PROPERTIES

		Property Description	Title No (where known)	BD Property?
1	0001	0001 Chingford, Old Church Rd	EGL74036
2	0002	0002 Skegness, Lumley Rd
3	0003	0003 Epping, High St	EX865652
4	0004	0004 Watford, U18 Harlequin Ctr
5	0007	0007 Hitchin	HD260494
6	0008	0008 Hereford, High St
7	0009	0009 Tunbridge Wells (including separate storage)	K671430
8	0014	0014 Horsham, Swan Walk
9	0020	0020 Kingston, Eden Walk	SGL682185
10	0024	0024 Chelmsford, High St
11	0026	0026 Andover, 48aHigh St	HP698707
12	0032	0032 Bromley, 70 The Glades (including separate storage)
13	0034	0034 Grantham, High St
14	0035	0035 Loughton
15	0036	0036 Billericay
16	0038	0038 Bromsgrove, 88 High St	WR115041
17	0039	0039 Felixstowe	SK132536
18	0040	0040 Rochdale, Market Way	GM664572
19	0041	0041 Sevenoaks	K981564
20	0045	0045 Wolverhampton, Dudley St (including separate storage)
21	0046	0046 Londonderry
22	0048	0048 St Helier, Jersey
23	0050	0050 Windsor, Peascod Road
24	0051	0051 Bicester	ON129787
25	0058	0058 St Ives
26	0063	0063 Hanley, The Potteries (including separate storage)	SF439881
27	0064	0064 Clacton, 27 Pier Ave
28	0065	0065 Tenterden	K644539
29	0068	0068 Sittingbourne, Forum Ctr	K544689
30	0070	0070 Newport I-O-W	IW57487
31	0075	0075 Eastbourne, Terminus Road
32	0076	0076 Barrow, Portland Wk	CU135778
33	0081	0081 Berkhamsted
34	0082	0082 Reigate

		Property Description	Title No (where known)	BD Property?
35	0083	0083 Bognor	WSX151403
36	0086	0086 Sutton, High St	SGL562699
37	0088	0088 Worthing, Montague St	WSX292410
38	0092	0092 Peterborough, Queensgate Ctr	CB339269
39	0096	0096 Haverhill	SK208142
40	0100	0100 Burgess Hill
41	0101	0101 Barnsley, Queen St	SYK260605
42	0102	0102 Glasgow, St Enochs
43	0103	0103 Bridgnorth, High St	SL116801
44	0104	0104 Newtownabbey, Abbey Ctr
45	0107	0107 Eltham	TGL278996
46	0113	0113 Haywards Heath, South Rd	WSX289151
47	0115	0115 Newton Abbot
48	0116	0116 Cheadle, High St
49	0117	0117 Norwich, Castle Mall (including separate storage)	NK135529
50	0118	0118 Canterbury, Gravel Wlk (including separate storage)
51	0123	0123 Douglas Isle of Man
52	0124	0124 Dorchester	DT174008
53	0125	0125 Sheffield, Fargate
54	0130	0130 Yeovil, Middle St	ST110254
55	0135	0135 Bourne
56	0139	0139 Worksop	NT294830
57	0143	0143 Bracknell, Charles Sq
58	0145	0145 Fleet	HP388663
59	0148	0148 St Neots, High St	CB112859
60	0152	0152 Worthing, Montague Ctr	WSX105149
61	0155	0155 Thame	ON296397
62	0157	0157 Braintree, George Yard
63	0160	0160 Bexhill	SX102553
64	0168	0168 Milton Keynes, Midsummer Arc	BM144803
65	0169	0169 Bishops Stortford
66	0170	0170 Bournemouth, Christchurch Rd	DT174338
67	0172	0172 Woking, Peacock Ctr	SY648747
68	0173	0173 Long Eaton
69	0174	0174 Putney	TGL46072
70	0175	0175 Crawley, 43 County Mall	WSX176902
71	0183	0183 Reading, Broad St	BK239208
72	0185	0185 Bristol, 20 Broadmead
73	0186	0186 Basildon, Eastgate Ctr
74	0189	0189 Romsey	HP403492

		Property Description	Title No (where known)	BD Property?
75	0194	0194 Hemel Hempstead, Marlowes	HD302155
76	0195	0195 Devizes, Brittox	WT116898
77	0196	0196 Coventry, Upper Precinct	WM879149
78	0200	0200 Dover	K688503
79	0203	0203 Bridgwater, Fore St	ST231758
80	0207	0207 Lancaster	LA800473
81	0209	0209 Bedford, Silver St	BD65470
82	0210	0210 Blackburn	LA728130
83	0211	0211 Stafford, Greengate St
84	0214	0214 Gloucester	GR25144
85	0216	0216 Enfield
86	0219	0219 Torquay	DN287117
87	0220	0220 Chichester, 14 East St	WSX339657
88	0224	0224 Folkestone, Sandgate Ctr	LAN115910
89	0226	0226 Poole, Dolphin Ctr	DT154567
90	0227	0227 Plymouth, New George St	DN45486
91	0228	0228 Kingston, Bentall Ctr (including separate storage)
92	0229	0229 Spalding	LL62634
93	0232	0232 Shrewsbury, 13 Pride Hill	SH1222
94	0233	0233 Huddersfield, New St	WYK476229
95	0234	0234 Taunton, Fore St
96	0235	0235 Farnborough, Princes Mead	HP430978
97	0236	0236 Witney	ON93973
98	0240	0240 Newport Gwent	WA938666
99	0241	0241 Eastbourne, Arndale Ctr	ESX315712
100	0247	0247 Redhill, Belfrey Ctr	SY635355
101	0248	0248 Chorley, Market Wlk	LA783706
102	0249	0249 Canary Wharf (including separate storage)
103	0255	0255 Dundee, Overgate Ctr (including separate storage)
104	0256	0256 Ayr, High St
105	0257	0257 Neath
106	0259	0259 Kendal (including separate storage)
107	0262	0262 Liverpool, St Johns Ctre
108	0265	0265 Newbury, Northbrook St
109	0266	0266 Salisbury, Old George Mall
110	0270	0270 Wimbledon
111	0271	0271 Altrincham, George St
112	0279	0279 Thurrock, Lakeside U57/58
113	0286	0286 Carlisle, English St

		Property Description	Title No (where known)	BD Property?
114	0290	0290 Dudley, L66 Merryhill (including separate storage)
115	0292	0292 Hull, Prospect Ctr
116	0293	0293 Leamington, Royal Priors Ctr
117	0295	0295 Pontefract
118	0304	0304 Eastleigh, Swan Ctre
119	0309	0309 Harlow, Harvey Ctr
120	0316	0316 Halstead, High St
121	0317	0317 Newquay, Bank St
122	0318	0318 Paignton
123	0320	0320 Maidstone, Dukes Walk
124	0321	0321 Bishop Auckland, Newgate St
125	0328	0328 Brentwood, 47C High St
126	0329	0329 Brent Cross
127	0332	0332 Burton, Swan Walk
128	0334	0334 Caterham
129	0337	0337 Croydon, 1024 Whitgift Ctr
130	0338	0338 Staines, Elmsleigh Ctre
131	0339	0339 Cwmbran, The Mall
132	0346	0346 Wallington
133	0347	0347 Epsom, Ashley Ctr
134	0348	0348 Lincoln, High St
135	0353	0353 Rugeley, Lower Brook St
136	0354	0354 Dronfield
137	0356	0356 Harrow, St Anns Rd
138	0362	0362 Hove
139	0364	0364 Sheffield, Crystal Peaks
140	0367	0367 Luton
141	0368	0368 Grimsby, Freshney Place
142	0369	0369 Maidenhead, Nicholsons Walk
143	0370	0370 Mansfield, Four Seasons (including separate storage)
144	0371	0371 Preston, Friargate Walk
145	0372	0372 Newark, St Marks Place
146	0373	0373 Glasgow, Buchanan Gall (including separate storage)
147	0378	0378 Oxford, Westgate Ctr
148	0382	0382 Portsmouth, Commercial Rd
149	0390	0390 Uxbridge, The Chimes
150	0391	0391 Stevenage, Queensway
151	0394	0394 Northwich, Witton St
152	0395	0395 Dunfermline, Kingsgate Ctr
153	0397	0397 Southampton, West Quay

		Property Description	Title No (where known)	BD Property?
154	0410	0410 Cheltenham, High St
155	0413	0413 Whitehaven, King St
156	0414	0414 Kettering, The Mall
157	0416	0416 Keighley (including separate storage)
158	0418	0418 Sheffield, Meadowhall (including separate storage)
159	0419	0419 Exeter, High St
160	0422	0422 Tonbridge
161	0427	0427 Skipton, Sheep St
162	0431	0431 Llandudno, Mostyn St
163	0433	0433 Kings Lynn, High St
164	0434	0434 Sutton Coldfield, Gracechurch
165	0437	0437 Worcester
166	0440	0440 Perth
167	0441	0441 Stirling, Thistle Marches
168	0443	0443 Aldershot
169	0444	0444 Hastings
170	0445	0445 Bluewater (including separate storage)
171	0446	0446 South Shields, King St
172	0449	0449 Ashford
173	0450	0450 Manchester, Trafford Ctr
174	0456	0456 Kilmarnock
175	0457	0457 Camberley, Grace Reynolds
176	0458	0458 Beckenham
177	0460	0460 Bexleyheath, Broadway
178	0462	0462 Preston 47b/48 Fishergate
179	0465	0465 Reading, The Oracle
180	0468	0468 Aberdeen, U34 Bon Accord (including separate storage)
181	0469	0469 Abergavenny
182	0470	0470 Aberystwyth, Gt Darkgate St
183	0481	0481 Kidderminster, Weavers Wharf
184	0482	0482 Barnstaple, High St
185	0491	0491 Carmarthen, Red St
186	0496	0496 Coventry, Market Way
187	0499	0499 Beaumont Leys
188	0500	0500 Bristol, Cribbs (including separate storage)
189	0501	0501 Romford, The Liberty Ctr
190	0502	0502 Livingston
191	0503	0503 Durham, Silver St

		Property Description	Title No (where known)	BD Property?
192	0504	0504 Crewe, Market Ctr
193	0509	0509 Halifax
194	0525	0525 Wellingborough, Swangate Ctr
195	0527	0527 Oldham, Town Sq
196	0530	0530 St Peter Port, Guernsey
197	0531	0531 Macclesfield, Mill Street
198	0534	0534 Redcar
199	0536	0536 Rotherham, College St
200	0538	0538 Scarborough, Brunswick Pavilio
201	0541	0541 Sheffield, Hillsboro Ctr
202	0543	0543 Middlesbrough, Linthorp Rd
203	0547	0547 Maidstone, Fremlin
204	0555	0555 Taunton, Old Market Ctr
205	0557	0557 Telford, Telford Ctr
206	0558	0558 Tavistock
207	0560	0560 Hamilton, Regent St
208	0563	0563 Walsall, Park St
209	0568	0568 Lowestoft, London Rd	SK324821
210	0569	0569 Weston Super Mare
211	0570	0570 Weymouth	DT149879
212	0574	0574 Newcastle-Under-Lyme, High St
213	0577	0577 Belfast, Forestside (including separate storage)
214	0580	0580 Edinburgh, Ocean Terminal
215	0582	0582 Colchester, Culver Walk
216	0583	0583 Dunstable	BD138385
217	0589	0589 Nuneaton, Market Place	WK327628
218	0590	0590 Ryde I.O.W	IW24396
219	0593	0593 Southport
220	0594	0594 Wilmslow
221	0597	0597 Rhyl, High St	WA706132
222	0599	0599 Sunderland
223	0606	0606 Harborne, High St
224	0613	0613 Stratford-U-A, Bridge St
225	0615	0615 Gateshead, Metro Ctr (Red) (including separate storage)
226	0621	0621 Buxton
227	0622	0622 Newton Mearns, Cross Ctr
228	0624	0624 Lymington
229	0625	0625 Stockton, Wellington Sq
230	0626	0626 Chesterfield, Vicar Lane
231	0627	0627 Truro, Pydar St

		Property Description	Title No (where known)	BD Property?
232	0628	0628 Craigavon, Rushmere Ctr
233	0630	0630 Barkingside
234	0631	0631 Woking, Wolsey Walk
235	0634	0634 Birkenhead, The Pyramids
236	0635	0635 Aberdeen, Trinity Ctr
237	0638	0638 Peterborough, Hampton
238	0643	0643 St Helens, Church St
239	0645	0645 Stockport, Merseyway
240	0649	0649 Swindon, Regent St
241	0652	0652 York, Coney St
242	0653	0653 Clapham
243	0655	0655 Warrington, The Mall
244	0656	0656 Hornchurch
245	0658	0658 Edinburgh, St James Ctre
246	0660	0660 Rayleigh, High St
247	0662	0662 Swadlincote, High St	DY160929
248	0666	0666 East Grinstead
249	0667	0667 Solihull, Shirley	WM895676
250	0668	0668 Redditch, Kingfisher Ctr
251	0672	0672 Norwich, Chapelfield
252	0676	0676 Wokingham
253	0677	0677 York, Monks Cross
254	0679	0679 Banbury, Castle Quay	ON225980
255	0681	0681 Northallerton
256	0682	0682 Uxbridge, Pavillions Ctr
257	0686	0686 Glasgow, The Fort
258	0689	0689 Petersfield
259	0690	0690 Guildford, Friary Ctr (including separate storage)
260	0692	0692 Market Harborough, High St	LT235500
261	0693	0693 Havant
262	0695	0695 Welwyn, Howard Ctr
263	0698	0698 Darlington, Cornmill Ctr	DU270555
264	0704	0704 Southend, 138 High St
265	0707	0707 Rugby, Clock Towers Ctr
266	0709	0709 Hanley, Parliament Row	SF478518
267	0712	0712 Alton
268	0713	0713 Winton	DT136161
269	0714	0714 Louth
270	0720	0720 Consett	DU267765
271	0721	0721 Scarborough, Westboro
272	0723	0723 Daventry	NN249441

		Property Description	Title No (where known)	BD Property?
273	0724	0724 Cleethorpes	HS327409
274	0727	0727 Chippenham, Emery Gate
275	0728	0728 Hoddesdon
276	0729	0729 Leatherhead
277	0732	0732 Chingford North, Station Rd
278	0733	0733 Seaford
279	0740	0740 Brecon, High St
280	0741	0741 Blackwood, High St
281	0743	0743 Lime Street
282	0747	0747 Solihull, Mill Lane
283	0748	0748 Ely, High St
284	0751	0751 Bury St Edmunds
285	0754	0754 Nottingham, Victoria Ctr
286	0755	0755 Cosham, High St
287	0756	0756 Saffron Walden, King St
288	0757	0757 Harrogate
289	0761	0761 Basingstoke, Festival Place
290	0765	0765 Huddersfield, Kingsgate Ctr
291	0768	0768 Tamworth, Ankerside Ctr
292	0772	0772 Chester, Newgate Row
293	0779	0779 Southsea, Palmerston Rd
294	0781	0781 Chesterfield, High St
295	0794	0794 Retford
296	0795	0795 Loughborough
297	0799	0799 Washington, Galleries Ctr (including separate storage)
298	0810	0810 Wakefield, Bishops Gate Walk
299	0813	0813 Congleton, High St
300	0817	0817 Dudley, L92 Merryhill
301	0826	0826 Blyth, Keel Row Ctr
302	0828	0828 Hinckley, Castle St
303	0847	0847 Aberdeen, U27Bon Accord
304	0855	0855 Omagh, Market St
305	0858	0858 Enniskillen, Erneside Ctr
306	0869	0869 Ilkley
307	0879	0879 Sudbury, North St
308	0884	0884 Beverley
309	0886	0886 Penrith, Angel Sq
310	0888	0888 Hexham, Fore St
311	0889	0889 Leeds, St John Ctr
312	0891	0891 Newark, The Arcade
313	0898	0898 Scunthorpe, High St

		Property Description	Title No (where known)	BD Property?
314	0921	0921 Montrose, High St
315	0926	0926 Lanark, Lanimer Ctr
316	0932	0932 Chesham, High St
317	0935	0935 Dorking, St Martins Walk
318	0941	0941 Peterhead, Marischal St
319	0942	0942 Cambridge, Grafton Ctre (including separate storage)
320	0945	0945 St Andrews
321	0958	0958 Bradford, Five Lane Ends
322	0964	0964 Coalville
323	0969	0969 Stone, High St
324	0970	0970 Melton Mowbray, Bell Centre
325	4982	4982 Manchester
326	4988	4988 Sheffield
327	4989	4989 Erith

1	0988	0988 Ashbourne
2	1001	1001 Wigan, Grand Arcade
3	1007	1007 Newtown
4	1008	1008 Coventry, The Mall
5	1011	1011 Solihull, Touchwood Court
6	1015	1015 Cotteridge
7	1019	1019 Workington, Risman Place
8	1023	1023 Farnham
9	1025	1025 Portsmouth, Gunwharf
10	1033	1033 Thanet, The Fort
11	1035	1035 Bath, Stall St
12	1036	1036 Hammersmith
13	1037	1037 St Albans, St Peters St.
14	1041	1041 Swindon, West Swindon Ctre
15	1043	1043 Ashby De La Zouch
16	1046	1046 Fosse Park
17	1050	1050 Orpington, Shopping Park
18	1056	1056 Plymouth, Drakes Circus
19	1057	1057 Speke
20	1062	1062 Gravesend, St Georges Ctr
21	1064	1064 Bolton, Market Street	MAN147385
22	1068	1068 Cardiff	CYM536447
23	1069	1069 Bournemouth, Castlepoint
24	1070	1070 Morpeth	ND155071
25	1072	1072 Derby
26	1073	1073 Huntingdon	CB327599

		Property Description	Title No (where known)	BD Property?
27	1076	1076 Glasgow, Silverburn
28	1077	1077 Hull, St Stephens Ctre	HS349251
29	1078	1078 Doncaster
30	1079	1079 High Wycombe, Eden
31	1080	1080 Cambridge, Grand Arcade
32	1081	1081 Brighton
33	1083	1083 Wrexham, Eagles Meadow	CYM428257
34	1087	1087 Milton Keynes, Kingston Ctre	BM338473
35	1088	1088 Blackpool, Houndshill Ctre	LAN80251
36	1089	1089 Bristol, Longwell Green	GR313939
37	1091	1091 Leicester Unit 16/17 The Shires
38	1092	1092 Aylesbury, Unit 2/3 Friars St
39	1094	1094 Leeds, Unit 4 White Rose (including separate storage)
40	1096	1096 Bluewater
41	1112	1112 Prescot
42	1115	1115 Liverpool, Sth John St
43	1117	1117 Bury, U14 The Haymarket
44	1118	1118 Newcastle, Douglas Way
45	1123	1123 White City
46	1124	1124 Cheapside
47	1125	1125 Manchester, Arndale Ctre
48	1131	1131 Birmingham, The Fort
49	1132	1132 Thurrock, 333 Lakeside
50	1133	1133 Stratford City
51	1135	1135 Hartlepool, South Mall
52	1136	1136 Birmingham, Bullring
53	1138	1138 Burnley, The Mall
54	8022	8022 1022 Heanor		BD
55	8040	8040 1040 Denton		BD
56	8051	8051 1051 Stockton		BD
57	8055	8055 1055 Wigan, Robin Retail Pk		BD
58	8084	8084 0584 Glasgow, Braehead SC		BD
59	8129	8129 0129 Chatham		BD
60	8203	8203 0203 Inverness, Eastgate Ctr		BD
61	8215	8215 0215 Ipswich		BD
62	8313	8313 0313 Northfield		BD
63	8336	8336 0836 Salford, Lowry Centre		BD
64	8366	8366 0366 Hempstead Valley		BD
65	8425	8425 0425 Doncaster, Lakeside		BD
66	8439	8439 0439 Cannock		BD
67	8442	8442 0442 Corby		BD

		Property Description	Title No (where known)	BD Property?
68	8444	8444 0444 Ealing		BD
69	8458	8458 0458 Stowmarket		BD
70	8526	8526 2026 Northampton 2		BD
71	8537	8537 2037 Gainsborough		BD
72	8558	8558 2058 Belfast		BD
73	8570	8570 2070 Newport Gwent		BD

SCHEDULE 9

BUSINESS PROPERTIES

1. DEFINITIONS AND INTERPRETATION

1.1 In this Schedule, unless the context otherwise requires, the following expressions shall have the following meanings:

Actual Closing Date means, in relation to each Business Property, the date upon which completion of the transfer of that Business Property actually takes place (and, for the avoidance of doubt, is not the date the transfer is registered at the Land Registry);

BD Occupation Date means, in relation to each BD Property, the date that the relevant Seller and Joint Administrators give up occupation of the relevant BD Property;

BD Property means a Leasehold Property marked as “BD” in Schedule 8 (Schedule of Business Properties);

Consent means any consent, waiver, deed or document that is lawfully required from a Landlord under a Lease or from any third party to transfer any Business Property to the Purchaser;

Consent Property means a Business Property in respect of which a Consent is required for the transfer of the Business Property to the Purchaser;

Court Proceedings means proceedings issued by any Seller or by the Purchaser as agent for any Seller in a court of competent jurisdiction for a declaration that a Consent has been unreasonably withheld or delayed in breach of the terms (express or implied) of the relevant Lease or any other document under which the Consent is required or any proceedings pursuant to or of the nature contemplated by paragraph 7.3 of this Schedule 9 (Business Properties);

Documents means, in relation to each Business Property, the documents of title of that Business Property;

Exclusion Notice means a written notice served by the Purchaser on the Seller under paragraph 7.2 of this Schedule 9 (Business Properties) excluding a Business Property from the terms of this Agreement;

Landlord means, in relation to each Leasehold Property, the person who is lessor/landlord under the Lease and is entitled to the freehold or leasehold reversion immediately expectant upon the term granted by the Lease and the successors in title and assigns of such person and includes the person or persons entitled to the freehold and any other interest in reversion which is superior to the interest of the lessor/landlord under the Lease;

Lease means, in relation to each Leasehold Property, the lease or underlease under which the relevant Seller holds such Leasehold Property and any documents supplemental to it and includes without limitation any licences granted and any other documents connected to it completed after the date of this Agreement (with the Purchaser’s approval);

Leasehold Property means any Business Property held by the relevant Seller with a leasehold tenure;

Licence Property means a Business Property in respect of which the Property Condition has not been satisfied (or deemed satisfied in accordance with paragraph 2.4 of this Schedule 9 (Business Properties)) by the Business Closing Date;

Licence Termination Date means in relation to any Licence Property the earliest of:

(a)	the Actual Closing Date;

(b)	the date on which a surrender of the relevant Lease is completed pursuant to paragraph 6.9 of this Schedule 9 (Business Properties);

(c)	the date on which a notice is served pursuant to paragraph 6.12 or 7.2 of this Schedule 9 (Business Properties); or

(d)	the date on which the licence in respect of that Licence Property is terminated pursuant to paragraph 8 of this Schedule 9 (Business Properties);

Long Stop Date means the date twelve months from the date of this Agreement (save that in relation to any Business Property where on the date twelve months from the date of this Agreement Court Proceedings have been commenced in relation to that Business Property and those Court Proceedings are ongoing, the Long Stop Date in relation to that Business Property only shall be the date 5 weeks from the date on which (if applicable) the court finds in favour of a Landlord or the date 5 weeks from the date on which (if applicable) the court finds in favour of the relevant Seller) or such longer period as the Purchaser may request and the relevant Seller may agree;

Occupational Leases means all leases, underleases, agreements, licences and other documents relating to the occupation of any Business Property by persons other than any Seller or any Affiliate of any Seller;

Order means the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003;

Payment Day means, in respect of each Lease, each date on which any sum reserved as rent falls due under that Lease;

Property Condition means, in respect of each Business Property, the condition or conditions set out in paragraph 2.4 of this Schedule 9 (Business Properties);

Relevant Opinion means a written and reasoned legal opinion of Counsel of at least 10 years standing, whose appointment shall be first approved by the relevant Seller and the Joint Administrators (such approval not to be unreasonably withheld or delayed) and whose opinion shall be addressed to the relevant Seller and the Joint Administrators, confirming that if the relevant Seller:

(a) commenced legal proceedings seeking a court declaration that the Consent to the transfer of the relevant Lease was being unreasonably withheld the relevant Seller would have more than a 50% chance of success in its application; or

(b) in the case of a Relevant Opinion procured pursuant to paragraph 7.3, defended forfeiture proceedings brought by the Landlord of the relevant Business Property the relevant Seller would have more than a 50% chance of success; and

Rental Period means, in respect of each Lease, the period from a Payment Day to (but excluding) the next subsequent Payment Day.

1.2 The paragraph headings in this Schedule shall not affect its interpretation.

1.3 Unless the context otherwise requires:

(a)	references in this Schedule to clauses shall be construed as references to clauses of the Agreement of which this Schedule is a part; and references to paragraphs shall be construed as references to paragraphs of this Schedule; and

(b)	references to transfer shall be construed so as to include assign or assignment.

1.4 Where any member of the Seller Group is a guarantor of the tenant obligations under any Lease any reference to an indemnity, release or any similar concept in this Agreement in favour of any Seller as tenant shall be read and construed to include an indemnity, release or such other concept (as the case may be) in favour of such member of the Seller Group as guarantor.

1.5 Reference to any English legal term for any action, remedy, method of judicial proceeding, legal process, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term and the provisions of this Schedule shall be read and construed for Business Properties situated in a jurisdiction other than England mutatis mutandis so as to reflect as closely as possible the intention of the parties under this Schedule in accordance with local law. Provisions relating to English statute which does not apply in another jurisdiction shall be disregarded (or read as if they referred to equivalent statute in that jurisdiction as appropriate) in relation to any Business Properties in such jurisdiction. By way of supplement to the definitions in this Schedule, in so far as the following terms are used in or incorporated by reference into this Agreement, and whether or not the first letter thereof shall be in upper case, they shall be construed in relation to each Business Property which is situated in Scotland (so as to give business efficacy to the terms of this Agreement as applied thereto and in the absence of express provisions relating to any given subject matter), as follows:

“assignment” means, in the context of a lease, deed or document, assignation;

“assigns” means, when used as a noun, assignees;

“assurance” means an assignation, in the context of a lease, and a disposition, in the context of heritage;

“counterpart” means duplicate fully signed document;

“covenants” means undertakings and/or obligations (as appropriate) when used as a noun, and “undertakes” and/or “obliges” itself, when used as a verb;

“declaration” means declarator;

“deduced” means evidenced by delivery or exhibition in the form of principal documentation or official extracts in relation to deeds within the prescriptive progress and otherwise in the form of office or certified copies;

“deed of surrender” means a renunciation;

“execute” means in relation to any document, that such document is subscribed so that it shall be presumed to have been subscribed by the grantor and/or other parties thereto for the purposes of Section(s) 3 and/or 7 of, and/or schedule 2 to the Requirements of Writing (Scotland) Act 1995;

“forfeit” or “re-enter” means irritate and “forfeiture” or “re-entry” means irritancy;

“freehold” means any form of heritable title not being a lease;

“HM Land Registry” means, as appropriate, the Land Register of Scotland or the Register of Sasines;

“injunctive relief” means interdict or interim interdict;

“issue any proceeding” or the like means raise any action;

“leasehold” means a property held under a lease or sub-lease;

“leasehold owner” means the current tenant under the relevant lease;

“legal and beneficial owner” means ownership;

“legal and equitable interest” means interest;

“legal estate” means in relation to a leased property, the tenant’s interest under a lease;

“legal title” means in relation to a leased property, the tenant’s interest under such lease;

“licence” means licence or consent as appropriate;

“mortgage” means standard security or other fixed charge;

“reversion” or “reversionary interest” means the interest of the reversioner;

“reversionary value” means the value of the relevant reversionary interest;

“reversioner” means any person from whom the party vested in the tenant’s part of any lease derives its interest whether immediately or more remotely;

“set-off” means compensation;

“specific performance” means specific implement;

“surety” means guarantor (and “sureties” means guarantors);

“surrender” means the renunciation of the tenant’s interest in a lease;

“transfer” means (1) “assign” when expressed as a verb and where it relates to an interest held under a lease, (2) “dispone” when expressed as a verb and where it relates to a heritable interest, (3) “assignation” when expressed as a noun and where it relates to an interest held under a lease, (4) “disposition” when expressed as a noun and where it relates to a heritable interest, and (5) “conveyance” when expressed as a noun and where it relates to any interest other than an interest held under a lease or a heritable interest;

“under-lease” or “underlease” means sub-lease;

“under-letting” or “underletting” means sub-letting;

“under-tenant” or “undertenant” means sub-tenant;

“with absolute title” or “title absolute” means without exclusion of indemnity in relation to Properties situated in operational areas for the purposes of the Land Registration (Scotland) Act 1979 and in every case without exclusion of warrandice;

“with no title guarantee” means with no warrandice.

2. SALE AGREEMENT

2.1 The Sellers acting by the Joint Administrators shall sell, and the Purchaser shall purchase, such right, title and interest (if any) as the Sellers may have at Business Closing in the Business Properties on an “as is” basis with no title guarantee subject always to the terms and conditions contained in this Agreement.

2.2 Each Seller sells such right, title and interest (if any) as that Seller may have in each Business Property subject always to the other provisions of this Schedule and of this Agreement (and the transfers referred to in paragraph 5 shall be construed accordingly).

2.3 The consideration for the Business Properties shall be apportioned as set out in clause 2, save that the parties agree that the consideration apportioned to the BD Properties shall be nil and no additional consideration shall be payable in respect of the BD Properties. The Purchaser expressly acknowledges that clause 4.3 applies to the Business Properties (as to any other Business Asset).

2.4 Subject as otherwise provided in this Schedule 9 (Business Properties), closing of the transfer of each Business Property is conditional where relevant upon (i) the consent of the relevant Landlord (or other third party) to the changes to the terms of the relevant Lease that the Purchaser requires; and (ii) the grant (or deemed grant in accordance with the terms of this Agreement) of the Consents (if any) required in respect of such Consent Property (such Consents to be granted (unless deemed) in a formal and unconditional written form.

2.5 If, in relation to any Consent Property, in respect of which the Landlord or any other third party as appropriate cannot unreasonably withhold or delay consent to assign on a date either:

(a)	the relevant Seller and the Purchaser agree in writing (making express reference to this paragraph) that the Landlord or other third party (as applicable) has unreasonably withheld or delayed the Consent; or

(b)	the period of five weeks has passed since the date on which an order for a declaration in the relevant Seller’s favour was obtained from the relevant court pursuant to Court

Proceedings without any appeal against such declaration having been lodged by the Landlord or other third party as appropriate,

then for the purposes of this Schedule, the Consent shall be deemed to have been granted on that date and the Property Condition shall be deemed to be satisfied and the relevant Seller’s obligations under paragraph 6 of this Schedule 9 (Business Properties) shall cease in relation to such Consent Property.

2.6 The Purchaser acknowledges that this is a purchase from companies in administration and that documentation and information may not be made available and that it shall raise no objection or requisition in respect of any such matters.

2.7 The Purchaser hereby accepts the risk that some or all of the Leases may be, or may already have been, breached and any Landlord or other third party may refuse to permit assignment or to continue with the performance of its obligations thereunder on the same terms or at all, or may refuse to continue such performance unless the Purchaser is willing to remedy such breach, and further that any such Landlord or other third party may exercise or purport to exercise rights of forfeiture or set-off or counterclaims against the Purchaser.

3. COMPLETION

3.1 Subject to paragraph 3.2 below, the transfer of each Business Property shall be completed on the fifth Business Day after the date on which the Property Condition is satisfied or is deemed to have been satisfied pursuant to paragraph 2.5 (or in the case of any Business Property situated in Jersey on the first Friday sitting of the samedi court following the fifth Business Day after the date on which the Property Condition is satisfied or deemed satisfied pursuant to paragraph 2.5) (but the Consideration shall nevertheless be paid in accordance with clause 2.2 (Consideration) even if the Property Condition has not then been (or is never) satisfied or deemed satisfied).

3.2 For the avoidance of doubt, where any Seller’s title to a Business Property comprises more than one separate title and Consent for the transfer of one or more of such separate titles is required, then the Purchaser shall not be obliged (and shall not require that Seller) to complete the transfer of any part of such Business Property in accordance with paragraph 3.1 unless and until all or any of such Consents as are required have actually been granted or deemed to have been granted in accordance with paragraph 2.5 of this Schedule 9 (Business Properties) and notwithstanding the above where a Business Property includes a separate storage lease or licence the Purchaser shall be entitled (and on such election by the Purchaser the relevant Seller shall be required) to complete a transfer of the part of such Business Property which is the shop without the transfer of such storage lease or licence (but not vice versa).

3.3 Each Seller shall so far as it is able (and to the extent that they are actually in the custody and control of that Seller) deliver or ensure that there are delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction) the title deeds and documents of title relating to each Business Property on the Actual Closing Date relating to such Business Property and to the extent that such title deeds and documents are not in the Seller’s custody and control the Seller shall use reasonable endeavours to obtain such deeds and documents and deliver them to the Purchaser on the Actual Closing Date or as soon as reasonably practicable thereafter.

3.4 On the Actual Closing Date relating to any Business Property:

(a)	such right, title and interest as the relevant Seller has in any Fixtures and Fittings at such Business Property shall transfer to the Purchaser; and

(b)	to the extent specifically identified and requested by the Purchaser, such right, title and interest as the relevant Seller has in any construction contracts and similar contracts shall, to the extent assignable without consent or where such consent has been obtained, be assigned to the Purchaser,

(but the Consideration shall nevertheless be paid in accordance with clause 2.2 (Consideration) even if the Property Condition has not then been (or is never) satisfied or deemed satisfied).

4. MATTERS AFFECTING THE BUSINESS PROPERTIES

4.1 The Business Properties are sold subject to and (so far as the Sellers are entitled) with the benefit of the following matters so far as they relate to each Business Property and are still subsisting and capable of taking effect at the Actual Closing Date:

(a)	any matters contained or referred to in the Properties Register or the Charges Register of the registered title to the relevant Business Property kept at the Land Registry and/or the Documents (as the case may be) whether or not the same have been disclosed to the Purchaser;

(b)	the rent reserved by and the covenants on the part of the lessee/tenant and the conditions contained in and the other provisions of the Leases;

(c)	any matters contained in or referred to in the Occupational Leases;

(d)	all rights of way, light and air, support, drainage and other rights, easements, quasi easements and public or private rights whatsoever and to any liability to repair or contribute to the repair of sewers, drains, pipes, party structures and other like matters;

(e)	all matters in the nature of overriding interests as set out in Schedule 1 or Schedule 3 (as appropriate) and sections 11(4)(c) and 90 of the Land Registration Act 2002 (as amended by Schedule 12 of that Act and the Land Registration (Transitional Provisions) (No. 2) Order 2003);

(f)	all Local Land Charges (whether or not registered before the date of this Agreement) and all matters capable of registration as Local Land Charges (whether or not actually registered);

(g)	all notices served and orders, demands, proposals, or requirements made by any local or other public or competent authority;

(h)	all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment;

(i)	matters that would be disclosed by such searches and enquiries as a prudent purchaser would make (whether or not in fact made); and

(j)	in respect of the Business Property known as Unit 32, Putney Exchange Shopping Centre, London SW15 subject to and with the benefit of such right title and interest (if any) as any Seller has in the agreement for surrender dated 9 November 2011 made between (1) BNP Paribas Securities Services Trust Company (Jersey) Limited and BNP Paribas Securities Services Trust Company Limited (acting in their capacity as trustees of the BlackRock UK Property Fund) (2) Clinton Cards (Essex) Limited and (3) Clinton Cards plc.

4.2 The Purchaser shall not raise any objection or requisition whatsoever in respect of any of the matters mentioned in paragraph 4.1 of this Schedule 9 (Business Properties).

5. FORM OF TRANSFER

5.1 The transfer of each Business Property shall contain:

(a)	a declaration in a form acceptable to the Land Registry that a person who is not a party to the transfer shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms save that any subsequent Appointee and where applicable a Connected Party as envisaged by clause 30 (Whole Agreement) shall have such right;

(b)	covenants by way of indemnity only that the Purchaser shall at all times from the date of this Agreement:

(i)	duly observe and perform all the covenants conditions and obligations binding upon the relevant Seller and contained or referred to in the Land Registry Registers of Title for the Business Properties, the Leases and the Occupational Leases; and

(ii)	keep the Sellers indemnified from and against all actions proceedings costs claims demands and Liabilities whatsoever arising by reason of any breach non-observance or non-performance of the same by the Purchaser after the date of this Agreement; and

(c)	a clause in the form of clause 5 (Exclusion of Joint Administrators’ Liability) of this Agreement (mutatis mutandis).

5.2 The Purchaser shall prepare and execute the transfer of each of the Business Properties in duplicate and shall deliver the executed transfers and any other documents to be entered into between the Sellers, the Joint Administrators and the Purchaser (with or without other parties) to the Sellers’ Solicitors no later than three Business Days before the relevant completion date specified in paragraph 3 of this Schedule 9 (Business Properties).

6. OBTAINING THE CONSENTS

6.1 The Purchaser, as agent for the relevant Seller, shall subject to the proviso hereto not later than fifteen Business Days after the date of this Agreement (or if later five Business Days after receiving full details of the relevant Landlord or other third party as applicable, which the Purchaser shall request in writing from the relevant Seller where not received within fifteen Business Days after the date of this Agreement) apply to the Landlords or other third parties as applicable for the Consents and keep the relevant Seller informed of the progress of each application and the Purchaser shall use reasonable endeavours to obtain the Consents as promptly as possible including providing appropriate undertakings for the proper and reasonable costs of the Landlords and other third parties as applicable in relation to the applications (but shall not be obliged to take Court Proceedings in any circumstances) PROVIDED THAT the Purchaser shall only progress an application for Consent and use reasonable endeavours to obtain such Consent once it has satisfied itself that the terms of the relevant Lease are acceptable to it and further once the relevant Landlord (or other third party) has agreed to changes to the relevant Lease that the Purchaser requires but the Purchaser shall commence discussions with the relevant Landlord as soon as possible following the date of this Agreement to seek such changes save that in the case of any BD Property such discussions shall occur as soon as possible following the BD Occupation Date.

6.2 If the Purchaser so desires on or after the date falling 4 months after the date of this Agreement the Purchaser may commence Court Proceedings if:

(a)	consent has not been obtained by the date 4 months after the date of this Agreement and has still not been obtained by the date of the Purchaser’s request (if later);

(b)	the Purchaser has procured and provided to the relevant Seller a Relevant Opinion; and

(c)	the Purchaser has procured a guarantee in respect of any and all Costs, Losses and Liabilities of the relevant Seller or the Joint Administrators of whatsoever nature and howsoever arising directly or indirectly in connection with the relevant Court Proceedings from the Guarantor in favour of the relevant Seller and the Joint Administrators in the form of clause 6 of this Agreement (mutatis mutandis) save that the guarantee given pursuant to this paragraph shall exclude the “Guarantee Termination Date” or any other provision or concept by which it would be time limited (save as provided by law), and PROVIDED THAT:

(i)	the Purchaser shall provide the relevant Seller with details of its litigation strategy sufficiently well in advance to enable the relevant Seller and the Joint Administrators to make representations and properly consult;

(ii)	the Purchaser, where Court Proceedings are commenced in accordance with this Schedule, shall keep the relevant Seller regularly informed of the progress of the litigation and of their litigation strategy;

(iii)	the Purchaser agrees to share with the relevant Seller legally privileged material relating to and arising out of actual or anticipated Court Proceedings solely to the extent they share a common interest and the relevant Seller agrees to keep such material confidential. This shall include, without limitation, the Relevant Opinion; and

(iv)	the Purchaser shall consult with the relevant Seller and the Joint Administrators and have regard to the reasonable representations of the relevant Seller and/or the Joint Administrators in relation to such litigation strategy and Court Proceedings,

PROVIDED FURTHER THAT nothing herein shall require the Purchaser to disclose any information (save the Relevant Opinion) to the extent so doing would waive its right to legal privilege in relation to actual or anticipated Court Proceedings.

6.3

(a)	The Purchaser shall pay its own costs and the reasonable and proper costs of the Landlord or other third party as applicable to obtain the Consents including the costs of any Court Proceedings and any appeal in respect of them and shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly in connection with obtaining of any Consents including any Court Proceedings.

(b)	Notwithstanding any other provision of this Agreement, the Purchaser shall not be entitled to commit any Seller or the Joint Administrators to enter into or otherwise be bound by or execute, and neither shall any Seller nor the Joint Administrators in any circumstances be obliged to agree, any documentation relating or connected to any assignment of a Business Property or renegotiation of any Lease unless (without limitation) they are required to do so by this Agreement and the Purchaser procures a duty of care letter from Jones Day (or such other law firm as the Sellers and the Joint Administrators shall first approve (such approval not to be unreasonably withheld or delayed)) and signed by a partner of that firm addressed to the relevant Seller and the Joint Administrators confirming that:

(i)	any provisions required pursuant to this Agreement are included;

(ii)	a clause in the form of clause 5 (Exclusion of Joint Administrators’ Liability) of this Agreement (mutatis mutandis) is included;

(iii)	the relevant document does not impose any obligation or liability on any Seller or the Joint Administrators; and

(iv)	Jones Day or such other law firm owe an unqualified duty of care to the relevant Seller and the Joint Administrators in respect of such confirmations,

and in which case the provisions of paragraph 6.3(a) shall not apply to the Sellers’ and the Joint Administrators’ costs in connection with the approval of such documentation but if no such letter can be provided then the Sellers and the Joint Administrators shall be under no further obligation to co-operate in respect of seeking the relevant Consent in relation to that Business Property unless and until the Purchaser shall pay the proper and reasonable costs of the Sellers and the Joint Administrators in relation to such further co-operation and all the proper costs including any value added tax of obtaining each Consent and completion of the assignment of the relevant Business Property to the Purchaser and any other documentation relating or connected thereto, including without limitation the proper and reasonable costs of the Joint Administrators’ solicitors and agents.

6.4 Any Court Proceedings will be conducted by the Purchaser as agent for the relevant Seller and the provisions of paragraph 6.3(a) shall apply.

6.5 No Seller shall be required to enter into an Authorised Guarantee Agreement (as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995).

6.6 Subject to the proviso in paragraph 6.1 the Purchaser shall use reasonable endeavours to obtain the Consents (excluding any requirement to take Court Proceedings or appeal in respect of them) and without prejudice to the generality of the foregoing shall:

(a)	promptly provide all information, references and documents as shall be lawfully requested by any Landlord or other third party as applicable to support any application for a Consent; and

(b)	in any licence to assign, where lawfully required, enter into direct covenants with the relevant Landlord or other third party as applicable to observe and perform the tenant’s covenants and obligations contained in the Lease from the date of Closing and throughout the residue of the term of the Lease or, in the case of a new lease under the Landlord and Tenant (Covenants) Act 1995, until released,

Provided always that notwithstanding any other provision herein the Purchaser shall be under no obligation to provide rent deposits or guarantees or other security for the obligations of the Purchaser (as tenant) under any Lease as the relevant Landlord may lawfully require pursuant to the terms of such Lease.

6.7 The relevant Seller and the Joint Administrators shall, if reasonably required by the Landlord in respect of a Business Property and where lawfully required under the relevant Lease, make or join in the application for a Consent at the Purchaser’s cost. The relevant Seller and the Joint Administrators shall where reasonably and lawfully required at the Purchaser’s cost co-operate with the Purchaser’s application for a Consent and shall at the Purchaser’s cost take such steps as may be reasonably requested by the Purchaser to assist in procuring the Consent providing this shall not impose any obligation or liability on the relevant Seller or the Administrators. Subject to paragraph 6.3(a), this shall include entering into the Consent if required by the Landlord provided that the relevant Seller and the Joint Administrators receive a duty of care letter as contemplated by paragraph 6.3 in relation thereto and that such Consent does not impose any obligation or liability on the Seller or the Joint Administrators.

6.8 With regard to the Leases, the parties acknowledge that it is the Purchaser’s intention to seek to renegotiate with the relevant Landlord certain of the terms of the relevant Lease. With regard to any Lease the relevant Seller and the Joint Administrators shall if requested by the Purchaser enter into a deed of variation prior to or at the same time as completion of the transfer of the relevant Business Property, subject to the following conditions:-

(a)	the form and terms of the deed of variation shall be subject to approval by the relevant Seller and the Joint Administrators, such approval not to be unreasonably withheld or delayed;

(b)	the deed of variation shall not impose any obligation or liability on the relevant Seller or the Joint Administrators or increase any existing obligation or liability;

(c)	a clause in the form of clause 5 (Exclusion of Joint Administrators’ Liability) of this Agreement (mutatis mutandis) is included; and

(d)	the relevant Seller and the Joint Administrators receive a duty of care letter as contemplated by paragraph 6.3 of this Schedule 9 (Business Properties) (mutatis mutandis) in relation thereto.

6.9 With regard to any Lease, the relevant Seller and the Joint Administrators shall if reasonably required by the Purchaser enter into a deed of surrender with the Landlord of that Business Property, subject to the following conditions:-

(a)	the Purchaser shall use reasonable endeavours to procure that the deed of surrender contains a release in favour of the relevant Seller and the Joint Administrators from all liability under the relevant Lease, whether past, present or future;

(b)	the form and terms of the deed of surrender shall be subject to approval by the relevant Seller and the Joint Administrators, such approval not to be unreasonably withheld or delayed;

(c)	the deed of surrender shall not impose any obligation or liability on any Seller or the Joint Administrators or increase any existing obligation or liability;

(d)	a clause in the form of clause 5 (Exclusion of Joint Administrators’ Liability) of this Agreement (mutatis mutandis) is included; and

(e)	the relevant Seller and the Joint Administrators receive a duty of care letter as contemplated by paragraph 6.3 of this Schedule 9 (Business Properties) (mutatis mutandis) in relation thereto.

On completion of the deed of surrender the relevant Business Property shall cease to be a Business Property and this Schedule shall no longer apply to it. This shall not prejudice any outstanding obligations or liabilities relating to the relevant Business Property.

6.10 If any stamp duty land tax and/or any other registration or transfer tax becomes payable as a result of any action taken by any of the parties pursuant to paragraphs 6.8 and/or 6.9 above, the Purchaser shall pay such amount and shall keep fully and effectively indemnified the Sellers and the Joint Administrators against such amount and any related interest or penalties assessed by the relevant tax authority on any Seller or the Joint Administrators.

6.11 The Purchaser shall provide to the Sellers, the Joint Administrators, the Sellers’ solicitors and the Joint Administrators’ Solicitors a fortnightly update schedule indicating the current status as at the time of issue of the schedule of the applications and Consent and renegotiation process and any issues causing delay.

6.12 If the Property Condition has not been satisfied or deemed satisfied in respect of any relevant Business Property by the Long Stop Date then the relevant Seller or the Purchaser shall be entitled by giving two weeks’ written notice to the Purchaser or the Seller (as the case may be) at any time thereafter (but only before the Property Condition has been satisfied or deemed satisfied) to elect to withdraw the relevant Business Property from this Agreement. Upon service of such notice or an Exclusion Notice pursuant to paragraph 7.2 the provisions of this Agreement so far as they relate to the relevant Business Property shall terminate but without prejudice to:

(a)	the liability of the Purchaser for any subsisting breach of the Purchaser’s obligations under this Agreement in relation to the relevant Business Property;

(b)	clause 11.2 (Business Properties); and

(c)	the Purchaser’s obligations under paragraphs 6.13, 8.7 and 8.8.

6.13 Upon service of a notice pursuant to paragraph 6.12, an Exclusion Notice pursuant to paragraph 7.2 or a notice pursuant to paragraph 8.10:

(a)	the relevant Seller and the Purchaser shall be released from any obligation to complete the transfer of the relevant Business Property;

(b)	the Purchaser shall within five Business Days apply to the Land Registry or the Central Land Charges Register (as applicable) to remove any notice or registration of this Agreement in so far as it affects the relevant Business Property at the Land Registry or the Central Land Charges Register and thereafter shall use reasonable endeavours to procure such removal, including by responding to any requisitions;

(c)	the Purchaser shall vacate that Business Property without delay causing as little damage as possible and making good any such damage to the reasonable satisfaction of, and at no cost to, the relevant Seller and/or the Joint Administrators;

(d)	the Purchaser will be released from its obligations in this Schedule 9 (Business Properties) to accept transfer of the relevant Business Property;

(e)	the relevant Seller and the Joint Administrators will be released from their obligations in this Schedule 9 (Business Properties) to grant a transfer of the relevant Business Property but for the avoidance of doubt the Purchaser shall not be entitled to any reduction or repayment of the whole or any part of the Consideration;

(f)	the relevant Seller, the Joint Administrators and the Purchaser will have no further obligations to obtain a Consent in respect of the relevant Business Property; and

(g)	the Purchaser will, notwithstanding the exclusion of that Business Property from the terms of this Schedule, retain the remainder of the Business Assets (excluding the Fixtures and Fittings) located at that Business Property but will remove them from that Business Property as soon as reasonably practicable.

7. LANDLORD’S REFUSAL OR FORFEITURE OR PURCHASER’S DISCRETION

7.1 The provisions of this paragraph 7 apply if in respect of any Business Property:

(a)	a Consent has not been obtained (or deemed to be granted in accordance with the terms of this Schedule 9 (Business Properties)) before the Longstop Date;

(b)	the Landlord refuses in writing to grant a Consent;

(c)	the Purchaser (in its discretion) decides that it does not want the Business Property;

(d)	the Purchaser (in its discretion) determines that the Landlord will not agree to the change to the Lease it requires or it otherwise decides it does not want the Business Property;

(e)	the Landlord begins court proceedings to forfeit the Lease; or

(f)	the Landlord consents to the surrender of the Lease and the grant of a new lease of the relevant Business Property to the Purchaser.

7.2 If any of the circumstances set out in paragraph 7.1 apply the Purchaser may serve in its absolute discretion an Exclusion Notice on the relevant Seller.

7.3 Subject to the Purchaser indemnifying and keeping fully and effectively indemnified the Sellers and the Joint Administrators (on a full indemnity basis) against any and all Costs, Losses and Liabilities of whatsoever nature howsoever arising directly or indirectly as a result of not so consenting or of defending or resisting such proceedings, the Joint Administrators will not consent to the forfeiture of any Lease by the Landlord prior to the relevant Longstop Date for that Lease or if earlier the date of any Exclusion Notice in respect of that Lease or it otherwise ceasing to be a Business Property, and shall defend and resist such proceedings and the Purchaser as agent of the relevant Seller shall be entitled at its own cost to defend and have conduct of such proceedings as agent for the relevant Seller if the Purchaser has procured:

(a)	A Relevant Opinion; and

(b)	a guarantee in respect of any and all Costs, Losses and Liabilities of the relevant Seller or the Joint Administrators of whatsoever nature and howsoever arising directly or indirectly in connection with the relevant Court Proceedings from the Guarantor in favour of the relevant Seller and the Joint Administrators in the form of clause 6 of this Agreement (mutatis mutandis) save that the guarantee given pursuant to this paragraph shall exclude the “Guarantee Termination Date” or any other provision or concept by which it would be time limited (save as provided by law)

and PROVIDED THAT:

(i)	the Purchaser shall provide the relevant Seller with details of its litigation strategy in support of such defence or resistance;

(ii)	the Purchaser, where Court Proceedings are commenced in accordance with this paragraph, shall keep the relevant Seller regularly informed of the progress of the litigation and of their litigation strategy;

(iii)	the Purchaser agrees to share with the relevant Seller legally privileged material relating to and arising out of actual or anticipated Court Proceedings solely to the extent they share a common interest and the relevant Seller agrees to keep such material confidential. This shall include, without limitation, the Relevant Opinion; and

(iv)	the Purchaser shall consult with the relevant Seller and the Joint Administrators and have regard to the reasonable representations of the relevant Seller and/or the Joint Administrators in relation to such litigation strategy and Court Proceedings,

PROVIDED FURTHER THAT nothing herein shall require the Purchaser to disclose any information (save the Relevant Opinion) to the extent so doing would waive its right to legal privilege in relation to actual or anticipated Court Proceedings.

8. OCCUPATION BY PURCHASER OF LICENCE PROPERTIES

8.1 Subject to this paragraph 8 the Purchaser and each member of the Purchaser Group shall, with effect from, but excluding, the Business Closing Date (or in the case of any BD

Property from the BD Occupation Date which shall occur on a property by property basis within 25 days of the date hereof) be entitled to receive the income from the Licence Properties and to occupy the Licence Properties (save to the extent that the same are subject to any Occupational Lease) as licensee upon the terms and conditions contained in the relevant Leases.

8.2 The Purchaser and each member of the Purchaser Group shall be entitled to occupy each such Licence Property as a bare licensee only and to receive the income from that Licence Property in accordance with paragraph 8.1 above from, but excluding, the Business Closing Date (or the relevant BD Occupation Date as the case may be) until the applicable Licence Termination Date.

8.3 The Purchaser acknowledges that:

(a)	nothing in this Schedule 9 (Business Properties) is intended to create a letting of any Licence Property or to confer any rights on the Purchaser or any member of the Purchaser Group, whether under common law or any enactment, greater than a bare licence on the terms of this Schedule 9 (Business Properties); and

(b)	this licence is personal to the Purchaser and each member of the Purchaser Group and is not capable of being assigned to any other person and the Purchaser agrees not to allow any other person to occupy or use the Licence Property save for those so entitled pursuant to the Occupational Leases (if any).

8.4 Whether or not the Purchaser or any member of the Purchaser Group shall take occupation of any Licence Property as licensee pursuant to paragraph 8.2, the Purchaser shall:

(a)	in respect of each Licence Property, be responsible for and on demand shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly payable by the tenant under such Lease (excluding any such sums referable to any breach of a Lease prior to or occurring on the date hereof (save for a breach occurring on the date hereof and arising as a result of or in connection with this Agreement, to which such indemnity shall apply) (or in the case of a BD Property prior to the relevant BD Occupation Date), and excluding any sums referable to any period prior to and including the date hereof (or in the case of a BD Property prior to the relevant BD Occupation Date) or otherwise pursuant to the relevant Seller’s interest in the Licence Property; and

(b)

in respect of each Licence Property, pay to the Sellers a licence fee equal to all rents, service charges, insurance rents and other sums payable by the tenant under each Lease or otherwise pursuant to the relevant Seller’s interest in the Leasehold Property (in each case excluding any such sums referable to any period prior to and including the date hereof (or in the case of a BD Property referable to any period prior to the relevant BD Occupation Date)) in respect of each Rental Period commencing after the date hereof, such licence fee to be paid, subject always to the relevant Seller first notifying the Purchaser of the licence fee due in respect of each relevant Licence Property ( and subject to the provisions of paragraph 8.17 and 8.18 of this schedule 9), on the later of the date of this Agreement (or in the case of a BD Property prior to the relevant BD Occupation Date) and the date being 14 days prior to the Payment Day which is at the start of that Rental Period (Provided that if that date is not on a Business Day then on the Business Day preceding that date) and on demand shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly in respect of the Purchaser’s failure to comply with its obligations under this paragraph 8.4(b). For the avoidance of doubt no apportionments shall be made if the licence relating to the relevant Licence Property terminates for any reason during such Rental Period.

8.5 Without prejudice to paragraph 8.4(b), and in addition to any sums due thereunder, on the Business Closing Date (or in the case of a BD Property on the relevant BD Occupation Date), the Purchaser shall pay to the Sellers a sum equal to all rents, service charges, insurance rents and other sums payable by the tenant under the Lease or otherwise pursuant to the relevant Seller’s interest in any Leasehold Property calculated on a pro rata basis in respect of each Leasehold Property for the period from but excluding the Business Closing Date (save in respect of a BD Property where the period will commence upon the relevant BD Occupation Date) to but excluding the next Payment Day after the date of this Agreement (or in the case of a BD Property the relevant BD Occupation Date) and on demand shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly in respect of the Purchaser’s failure to comply with its obligations under this paragraph 8.5.

8.6 The Purchaser is to pay to the Sellers any VAT properly charged on any moneys payable by the Purchaser to the Sellers (or any of them) under this paragraph 8 at the same time and in addition to those monies and on demand shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all such Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly in respect of the Purchaser’s failure to comply with its obligations under this paragraph 8.6.

8.7 In respect of any sums payable in arrears (as opposed to in advance) under the Leases, the Purchaser shall pay such sums within 5 Business Days of demand and shall indemnify and keep fully and effectively indemnified the Seller and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly in respect of such sums which fall due for payment after the Business Closing Date (or in respect of a BD Property on or after the BD Occupation Date) and for the avoidance of doubt the Purchaser shall pay such sums, Costs, Losses and Liabilities in full immediately upon demand but only where and to the extent that such sums relate to a period after the Business Closing Date (or in respect of a BD Property after the BD Occupation Date).

8.8 In respect of any Lease for which an Actual Closing Date does not occur, and the Purchaser and each member of the Purchaser Group is required to vacate the relevant Business Property, the Purchaser covenants with the Sellers:

(a)	to return the Business Property in no worse state of repair and condition as it was in at Business Closing (or in respect of a BD Property at the BD Occupation Date) and to keep it clean and tidy;

(b)	to remove any alterations or additions to the Business Property made since Business Closing (or in respect of a BD Property since the BD Occupation Date); and

(c)	to make good (to the reasonable satisfaction of the relevant Seller) and pay for all damage to the Licence Property (including accidental damage) (other than damage by an insured risk which the Landlord is liable to remedy under the relevant obligations under the Lease) caused by the Purchaser or any member of the Purchaser Group or any of their servants or invitees to the Licence Property.

8.9 Furthermore, the Purchaser shall during the relevant period it shall be entitled to occupy a Licence Property under the provisions of paragraph 8 of this Schedule 9 (Business Properties) until the Licence Termination Date:

(a)	provide a copy to the Sellers and the Joint Administrators, as soon as possible after receipt, any notice, order or direction from the local or any other competent authority in respect of any Licence Property; and

(b)	comply with the requirements of all statutes and any regulations or by-laws made under them which affect the Licence Property so far as is necessary to comply with the obligations of the relevant Seller under the relevant Lease or to comply with any other applicable statutory obligations relating to the use and occupation of the Licence Property and provided always that notwithstanding any other provisions of this Agreement the Purchaser shall not be obliged to put the relevant Business Property into any better state of repair and condition than exists at the date hereof (or in the case of a BD Property as at the BD Occupation Date).

8.10 The licence of any Licence Property shall be revocable by the relevant Seller at any time by notice served on the Purchaser and with immediate effect if:

(a)	the Purchaser (or the Guarantor on its behalf) does not pay any licence fee or other moneys due under this paragraph 8 relating to that Licence Property on the relevant due date for payment pursuant to this Agreement;

(b)	the Landlord forfeits the relevant Licence Property; or

(c)	the Purchaser (or any other member of the Purchaser Group) breaches in a material respect any of the other terms of this Schedule 9 (Business Properties) in respect of the relevant Licence Property and does not rectify that breach within a reasonable time being not more than 30 days after being notified in writing of such breach.

8.11 Whether or not the Purchaser or any other member of the Purchaser Group shall take occupation of any Licence Property as licensee pursuant to paragraph 8.1, the Purchaser and such other member of the Purchaser Group shall observe the tenant’s covenants and conditions contained in the relevant Leases and the covenants, conditions and obligations binding the relevant Seller contained in the Occupational Leases, the Documents and any other matters referred to in paragraph 4 of this Schedule 9 (Business Properties) in each case from but excluding the Business Closing Date (or in respect of a BD Property from the BD Occupation Date) so far as applicable (other than the covenants regarding payment of rents (including service charge and insurance rent), covenants in relation to repair (but instead the Purchaser covenants to keep any Licence Property in no worse state of repair and condition than it is at the date hereof (or in respect of a BD Property as at the BD Occupation Date)) and alienation (to the extent only that the exercise of the Purchaser’s rights under this Schedule 9 (Business Properties) amounts to such a breach), and shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly on account of any breach non-observance or non-performance of them after Business Closing (or in respect of a BD Property after the BD Occupation Date).

8.12 Each relevant Seller shall supply to the Purchaser copies of all invoices, demands, notices, accounts and other communications received by that Seller in connection with any of the matters for which the Purchaser may be liable to make any payment or perform any obligation pursuant to this paragraph 8.

8.13 The Purchaser shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising directly or indirectly as a result of any breach by the Purchaser of its obligations under this paragraph 8.

8.14 Subject to the receipt of such sums by way of licence fee (and VAT) payable under this paragraph 8 in accordance with the terms hereof, the relevant Seller covenants to pay to the appropriate Landlords the rents, service charges and insurance premiums due and payable pursuant to the terms of the Leases in relation to the period from and including the date of this Agreement to but excluding the next Payment Day after this Agreement and thereafter on each Payment Day until the applicable Licence Termination Date. If the relevant Seller does not make the necessary payment to the appropriate Landlord or the appropriate Landlord refuses to accept the payment, and the Purchaser has paid the licence fees and VAT to the relevant Seller, then the relevant Seller shall hold such part of the licence fee as is due to the Landlord on trust for the Purchaser and on (or promptly prior to or promptly after as the circumstances shall apply) the appropriate Actual Closing Date for a Licence Property the relevant Seller shall use that part of the licence fee only to pay to the Landlord any outstanding sums due to the Landlord at the time of the completion of the appropriate transfer.

8.15 For the avoidance of doubt to the extent that any Seller has had the benefit of a rent free or rent concession arrangement with any Landlord of a Business Property such that the relevant Seller has not been or is not required to make some or all of the payments which, save for such arrangement, would be payable under the relevant Lease, and such sums (or any part thereof) become payable as a result of the Purchaser’s occupation (or the occupation of any other member of the Purchaser Group) or the assignment or transfer of the relevant Business Property to the Purchaser or otherwise as a result of or in connection with anything arising from or contemplated by this Agreement, the Purchaser shall pay such sums, Costs and Liabilities as apply to any period after the date hereof (or in respect of a BD Property on or after the BD Occupation Date) as soon as liability of the relevant Seller for such sum arises to the relevant Seller and indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all such sums, Costs, Losses and Liabilities.

8.16 Any payment of licence fee must be accompanied by a statement itemising the Business Properties in relation to which it is paid in the absence of which the Sellers shall be entitled to elect at their absolute discretion how to apportion any such payment in respect of sums due.

8.17 The relevant Sellers shall provide details of the licence fees due under paragraph 8.4(b) to the Purchaser on the later of the date of this Agreement and a date being at least 7 days prior to the date that the Purchaser is liable to pay such licence fee hereunder save that:

(a)	where such sums are unknown by the relevant Seller as at that date, the relevant Seller shall provide details of such licence fee to the Purchaser as soon as reasonably practicable following ascertainment thereof; in which case the due date for payment by the Purchaser of such sums shall be the later of (i) 3 Business Days after the date the relevant Purchaser is notified of such sums and (ii) the due date for payment under paragraph 8.4(b);

(b)	the relevant Sellers shall not be obliged to provide details of licence fees in respect of rents, service charges, insurance rents and other sums payable by them as tenants under the relevant Leases or otherwise pursuant to the relevant Sellers’ interests in the Leasehold Properties which fall due on 24 June 2012 prior to the date being 2 days following the date of this Agreement; and

(c)	the relevant Sellers shall use reasonable endeavours to provide details of the licence fees in respect of rents, service charges, insurance rents and other sums payable by them as tenants under the relevant Leases of BD Properties or otherwise pursuant to the relevant Sellers’ interests in the BD Properties which are payable on the relevant BD Occupation Date and the next Payment Date thereafter (where such Payment Date falls within 21 days of the relevant BD Occupation Date) as provided in this paragraph 8.17, but the parties acknowledge that the BD Occupation Dates may not be known sufficiently in advance to enable this to be done.

8.18 The parties acknowledge that in some cases it may be difficult for the relevant Sellers to ascertain the amounts of the licence fees payable, including where a Landlord has agreed payment terms with the relevant Seller different from those contained in the relevant Lease. To the extent that any licence fee figure requires adjustment, the relevant Seller shall use reasonable endeavours promptly to correct the amount requested pursuant to paragraph 8.17 above. To the extent that such adjustment results in further sums falling due, the Purchaser shall pay such sums as soon as reasonably practicable and in any event within 3 Business Days of the date of request by the relevant Seller on demand shall indemnify and keep fully and effectively indemnified the Sellers and the Joint Administrators against any and all Costs, Losses and Liabilities of whatsoever nature and howsoever arising in respect of the Purchaser’s failure to comply with its obligations under this paragraph 8.18. To the extent that such adjustment results in overpayment by the Purchaser the relevant Seller shall hold such sum on trust for the Purchaser and shall apply it to the next licence fee falling due under a Lease of which it is the tenant.

8.19 Wherever this Schedule 9 (Business Properties) refers to a member of the Purchaser Group the Purchaser shall procure that the relevant member of the Purchaser Group complies with such provision.

9. EXCLUSION OF TENANT’S FIXTURES AND FITTINGS

In relation to those Business Properties and parts of the Business Properties which are subject to the Occupational Leases, any fixture and fitting in the nature of a tenant’s fixture or fitting within the part(s) subject to the Occupational Leases is excluded from the sale.

10. RESTRICTION ON SUB-SALE

No Seller shall be required to transfer any Business Property for a greater consideration than the Consideration nor to transfer any Business Property otherwise than by a single transfer of the whole of that Seller’s right, title and interest in the Business Property in favour of the Purchaser.

11. NON MERGER

Notwithstanding Business Closing of the sale and purchase as contemplated by this Agreement, this Schedule 9 (Business Properties) shall remain in full force and effect so far as anything remains to be implemented.

12. REGISTRATION OF THIS AGREEMENT

12.1 The Purchaser shall be entitled to protect this Agreement by way of unilateral notice or land charge class C(iv) (as appropriate) only and shall not send or permit to be sent to the Land Registry or to the Land Charges Department any copy of this Agreement.

12.2 If the Purchaser has protected this Agreement pursuant to paragraph 12.1 and this Agreement either completes (so that no term remains to be implemented) or terminates (in either case in full or in relation to any particular Business Property) the Purchaser shall forthwith remove any such entry against the Sellers or their title at the Land Registry or the Land Charges Department (in relation to all Business Properties or the relevant Business Property as the case may be).

12.3 Where the transfer of any Business Property must be registered at the Land Registry by virtue of section 4 or 27 of the Land Registration Act 2002, the Purchaser agrees that it will register the transfer as soon as reasonably practicable after it is completed.

13. SEVERABLE

This Agreement shall constitute a separate agreement for the sale and purchase of each of the Business Properties and any failure or inability to complete this Agreement or termination of this Agreement in respect of any one Business Property shall not affect the parties’ obligations in respect of any other Business Property.

14. ENERGY PERFORMANCE CERTIFICATES

If any Seller has not delivered an energy performance certificate for any Business Property to the Purchaser on or before the date hereof, prior to the later of (a) the Actual Closing Date and (b) the date being 2 months after the date hereof the Purchaser shall allow the relevant Seller, and any person authorized by such Seller, access after the date hereof to such parts of the relevant Business Property as the relevant Seller reasonably requires at all reasonable times on giving reasonable written notice to the Purchaser, for the purpose of preparing an energy performance certificate for such Business Property (entirely at the relevant Seller’s cost).

15. HEAD OFFICE LEASE: EXCLUSION OF SECTIONS 24-28 LANDLORD AND TENANT ACT 1954

15.1 The Purchaser hereby confirms that before it became contractually bound by this Agreement to enter into the Head Office Lease:

(a)	the relevant Seller served on the Purchaser a notice dated 6 June 2012 in relation to the tenancy intended to be granted by the Head Office Lease (the 1954 Act Notice) in a form complying with the requirements of Schedule 1 to the Order; and

(b)	the Purchaser, or a person duly authorised by the Purchaser, in relation to the Notice made a statutory declaration (the Declaration) dated 6 June 2012 in a form complying with the requirements of Schedule 2 of the Order.

15.2 The Purchaser further confirms that, where the Declaration was made by a person other than the Purchaser, the declarant was duly authorised by the Purchaser to make the Declaration on the Purchaser’s behalf.

15.3 Clause 9 of the Head Office Lease contains the agreement between the relevant Seller and the Purchaser to exclude the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in relation to the tenancy to be created by the Head Office Lease.

SCHEDULE 10

DEFINITIONS AND INTERPRETATION

1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Actual Closing Date has the meaning given to it in Schedule 9 (Business Properties);

Administration Cross-Funding Letter means the letter between certain members of the Seller Group, the Joint Administrators and the Purchaser in relation to cross-funding arrangements in respect of the administration of certain members of the Seller Group;

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Sellers and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Sellers and the Purchaser);

Apportionable Liabilities has the meaning given to it in clause 9.1;

Article 5 has the meaning given to it in clause 14.1;

Business means the retail businesses of greeting cards and other retail businesses carried on and operated by any or all of the Sellers at or from each of the Business Properties, the Head Office or through the Websites as at Business Closing, excluding the Pure Party Brand, which together comprise the trade of Clinton Cards, including but not limited to the Business Assets;

Business Assets means all the property, undertaking, rights and assets of the Sellers set out in Part A of Schedule 2 (The Business) but excluding the Excluded Assets;

Business Claims means the benefit of all rights and claims relating to the Business Assets or arising from the carrying on of the Business by the Sellers (whether arising on, prior to or after Business Closing);

Business Closing means completion of the sale and purchase of the Business (excluding the Business Properties) in accordance with the provisions of this Agreement and as set out in clause 3.1(a);

Business Closing Date means the date of this Agreement;

Business Contracts means all contracts, agreements, engagements, licences, guarantees and other commitments to the extent that they relate to the Business entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the Sellers prior to Business Closing, including, for the avoidance of doubt, the Customer Contracts and the IP Contracts (but excluding agreements, leases or other documents relating to ownership or occupation of, or otherwise connected to, the Business Properties (including without limitation construction contracts and warranties) and the Excluded Contracts) and all rights under non-disclosure and confidentiality agreements entered into by the Sellers and/or the Joint Administrators on or after 9 May 2012 in relation to the sale of any part of the Sellers’ assets, except where the relevant Seller(s) are prohibited or restricted from making disclosures about the existence of such agreements or the identity of the other party or parties to them and/or from assigning rights under such agreements;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales or Ohio, USA, on which banks are open in London, England, and Cleveland, Ohio, USA, for general commercial business;

Business Goodwill means the goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Sellers;

Business Information means all the information in respect of which the Sellers have a right to transfer possession to the Purchaser to the extent that such information relates exclusively or predominantly to the Business;

Business IP means all rights and interest in Intellectual Property Rights which are or have been (and were intended to be) used by Sellers in relation to the Business and the Intellectual Property Rights details of which are set out in Schedule 7 (Owned Business IP);

Business Loose Plant and Equipment means (i) all the cash registers, chattels, loose plant, machinery, equipment, tooling, computer hardware, furniture and vehicles of the Sellers (not being Fixtures and Fittings) owned by the Sellers and used by them in relation to the Business wherever situated and (ii) the cash registers owned by a Seller and situated at stores which are not Business Properties (and which have not been sold to a third party) and in relation to which the relevant Seller has given a reasonable opportunity for the Purchaser to collect after it has ceased trading at any such store, and in each case, together with the benefit of any manufacturers’ or suppliers’ warranties in respect of such items (for the avoidance of doubt, excluding for this purpose (i) plant and machinery which are the subject of finance and/or equipment leases and (ii) any plant, machinery, equipment, tooling, computer hardware, furniture and vehicles identified in Part C of Schedule 2 (The Business) as Excluded Assets);

Business Names means Clinton Cards, Clintons and Birthdays;

Business Properties means those properties listed in Schedule 8 (Schedule of Business Properties);

Cash means all cash in hand, or in a bank or other financial institution, and all cheques, credit or debit card vouchers, drafts, bills, notes, securities or other negotiable instruments convertible into cash held by or on behalf of the Sellers, the Joint Administrators or any one or more of them at Business Closing in relation to the Business;

Closing means:

(a)	in respect of the Business (excluding the Business Properties), the Business Closing; and

(b)	in respect of each Business Property, closing of the sale and purchase of that Business Property on the Actual Closing Date in accordance with the provisions of this Agreement;

Commercial Records means the buying, production, marketing, sales, accounting, personnel and other commercial records used by the Sellers in relation to the Business and, in each case, to the extent that such materials relate exclusively or predominantly to the Business, all materials contained in the electronic data room to which the Sellers have granted access to the

Purchaser before the execution of this Agreement, but excluding the Joint Administrators’ Records and the VAT Records;

Confidential Information has the meaning given to it in clause 23.1;

Connected Persons has the meaning given to it in clause 30;

Consideration has the meaning given to it in clause 2.1;

Costs means Losses, damages, costs (including reasonable legal costs and VAT) and expenses (including taxation), in each case of any nature whatsoever;

Customer Contracts means all contracts, undertakings, arrangements and agreements entered into on or prior to Business Closing by or on behalf of the Sellers, the Joint Administrators, or any one or more of them in relation to the Business, for the sale of goods or provision of services by a Seller to a customer, to the extent that at Business Closing the same remain to be completed or performed or remain in force;

Customer List means the databases of customers of the Business including account holders of the e-commerce business of the Sellers in the custody, control or possession of the Sellers, including age profile, contact details and all other details, and any other lists, in whatsoever form, and in the custody, control or possession of the Sellers, of customers of the Business;

Designated Business Contract has the meaning given in clause 8.1;

Election has the meaning given to such term in schedule 6 (Business Contracts);

Employees means those employees of the Sellers who are immediately prior to Business Closing engaged wholly or substantially in the Business and Employee shall be construed accordingly;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank PLC as at the close of business in London on such date;

Excluded Assets means any property, right or asset relating to the Business which is set out in Part C of Schedule 2 (The Business) and any assets to be treated as Excluded Assets pursuant to clause 4.3;

Excluded Contracts means the contracts of the Sellers relating to the Business described in Part B of Schedule 2 (The Business) and any contract to be treated as an Excluded Asset pursuant to clause 4.3 ;

Fixtures and Fittings means all fixtures and fittings (excluding the Business Loose Plant and Equipment) fixed plant and machinery owned by the Sellers and used in relation to the Business, situated at the Business Properties on the Business Closing Date, together with the benefit of any manufacturers’ or suppliers’ warranties in respect of such items (for the avoidance of doubt, excluding for this purpose (i) fixtures and fittings and fixed plant and machinery which are the subject of finance and/or equipment leases and (ii) any fixtures and fittings and fixed plant and machinery identified in Part C of Schedule 2 (The Business) as Excluded Assets and any fixtures and fittings and fixed plant and machinery to be treated as Excluded Assets pursuant to clause 4.3;

Floats means the cash floats at each of the Business Properties at Business Closing in the amount customarily used in the Business since 9 May 2012;

Guarantee has the meaning given to it in clause 6.1;

Guaranteed Obligations has the meaning given to it in clause 6.1;

Guarantee Termination Date has the meaning given to in clause 6.2;

Head Office means the Crystal Building Langston Road Loughton and land on the north side of Langston Road Loughton as registered under freehold title numbers EX691998 and EX734621;

Head Office Lease means the lease of the Head Office in Agreed Form;

Head Office Lease Statutory Declaration means the statutory declaration in respect of the Head Office Lease in Agreed Form;

Intellectual Property Rights means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

IP Contracts means contracts, undertakings, arrangements and agreements (whether or not in writing) entered into on or prior to Business Closing by or on behalf of the Sellers, the Joint Administrators, or any one or more of them, to the extent that at Business Closing the same remains to be completed or performed or remain in force, which relate primarily to Business IP, including licenses (whether to or from the Sellers), software licences, consulting agreements, research and development agreements, collaboration agreements, co-operation agreements, technology sharing agreements and confidentiality agreements (but excluding employment agreements);

IT Systems means the material information and communications technologies owned by the Sellers and used by the Sellers in relation to the Business;

Joint Administrators’ Records means all records produced by or at the direction of the Joint Administrators or their staff or representatives or by any other person including the officers and employees of the Sellers in connection with the administrations of the Sellers, the statutory books and accounting records of the Sellers; the Security Documents, documents relating to the appointment of the Joint Administrators and any other records which the Joint Administrators are required by law to retain;

Joint Administrators’ Solicitors means Freshfields Bruckhaus Deringer LLP of 65 Fleet Street, London EC4Y 1HS;

Joint Administrators’ Account means the Joint Administrators’ bank account at Barclays Bank PLC; Account Number: 53953238; Sort Code: 20-48-42 and/or such other account(s) as the Sellers may notify to the Purchaser in writing (from time to time);

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

Licensed Business IP means Business IP other than the Owned Business IP;

Long Stop Date has the meaning given to it in Schedule 9 (Business Properties)

Losses means all losses, liabilities, costs (including without limitation reasonable legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

Non-Exclusive Information means information in the possession of members of the Seller Group which does not relate exclusively or predominantly to the Business;

Owned Business IP means the Business IP which is owned by the Sellers. The registered Owned Business IP includes the Intellectual Property Rights listed in Schedule 7 (Business IP);

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

parties means the parties to this Agreement (and party shall be construed accordingly);

Post-Business Closing Period has the meaning given to it in clause 9.2;

Pre-Business Closing Period has the meaning given to it in clause 9.2;

Purchaser Group means the Purchaser and its Affiliates from time to time;

Pure Party Brand means the Intellectual Property Rights owned by or licensed to Sellers comprising corporate marks, trade marks (registered and unregistered), trade names and trade dress (whether registered or not) that include the name “PURE PARTY”;

Relevant Date has the meaning given to it in paragraph 3 of Article 5 of the Value Added Tax (Special Provisions) Order 1995;

Representatives has the meaning given to it in clause 23.1;

Retention of Title Agreement has the meaning given to it in section 251 of the Insolvency Act 1986;

Retention of Title Asset means an asset in the possession of the Sellers immediately prior to Business Closing, but property in which had not passed to the Sellers immediately prior to Business Closing, because the same was supplied to the Sellers under a contract containing a valid clause reserving title to the supplier thereof (but excluding goods subject to hire purchase or leasing agreements) (including any asset the subject of a Retention of Title Agreement to which any Seller is a party as buyer);

Secured Debt means all amounts owed by the Sellers to the Purchaser pursuant to the amended and restated revolving facility agreement originally dated 18 November 2004 (as amended or amended and restated from time to time) between, among others, the Sellers and Barclays Bank PLC (as agent and security trustee);

Security Documents means:

(a)	a debenture between, among others, all the Sellers (with the exception of Birthdays Retail Limited) and Barclays Bank PLC (as security agent) dated 23 March 2009 (and registered on 6 April 2009);

(b)	a supplemental debenture between all the Sellers (with the exception of Birthdays Retail Limited) and Barclays Bank PLC (as security agent) dated 27 October 2011 (and registered on 7 November 2011);

(c)	a debenture between Birthdays Retail Limited and Barclays Bank PLC (as security agent) dated 25 June 2009 (and registered on 2 July 2009);

(d)	a mortgage between Clinton Cards (Essex) Limited and Barclays Bank PLC (as security agent) dated 23 March 2009 (and registered on 4 April 2009); and

(e)	a supplemental legal charge between Clinton Cards (Essex) Limited and the Barclays Bank PLC (as security agent) dated 27 October 2011 (and registered on 7 November 2011);

Seller Group means the Sellers and their Affiliates as at the date of this Agreement;

Stock means all the stock-in-trade (other than any items of stock which have been invoiced but not delivered to customers) owned by the Sellers in connection with the Business, and situated at the Business Properties and the Head Office, as at Business Closing;

Subsequent Appointee has the meaning given to it in clause 5.2;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

tax or taxation includes (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

tax relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any right to or actual repayment of or saving of tax, and any reference to the use or set off of relief shall be construed accordingly;

Third Party Assets means such assets (if any) of which the Purchaser is given possession pursuant to the terms of this Agreement which are found not to be owned by the Sellers immediately prior to Business Closing including Retention of Title Assets and Third Party Asset shall be read and construed accordingly;

Third Party Consent has the meaning given to it in clause 8.3;

Trade Debts means amounts receivable at Business Closing in respect of trade debtors by the Sellers in relation to the conduct of the Business up to and including the Business Closing Date (including, in each case, amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);

Trade Mark Assignments means the assignments of the registered trade marks listed in Schedule 7 (Owned Business IP) in favour of the Purchaser in Agreed Form;

Transaction Documents means:

(a)	the Transitional Services Agreement;

(b)	the Trade Mark Assignments;

(c)	the Administration Cross-Funding Letter; and

(d)	the Head Office Lease;

Transitional Period has the meaning given to it in the Transitional Services Agreement;

Transitional Services Agreement means the transitional services agreement in the Agreed Form to be entered into between the Sellers, the Joint Administrators and the Purchaser in respect of (among other things) services to be provided by the Purchaser to the Sellers and the Joint Administrators;

TUPE has the meaning given to it in clause 13.1;

VAT means value added tax and any similar sales or turnover tax;

VATA means the Value Added Tax Act 1994;

VAT Records means all those records as defined in Article 31 of the Value Added Tax Regulations 1995 (SI 1995/2518) as amended;

Websites means all websites owned by the Sellers including Clintoncards.com, Clintoncards.co.uk, Clintoncards.org.uk and Birthdays.co.uk;

Work in Progress means the benefit of the Customer Contracts, together with all partly completed goods, raw materials and the value of all services allocated by the Sellers to the Customer Contracts; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(e)	for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date; and

(f)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Sellers or the Purchaser under this Agreement.

4. Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

6. Headings. The headings in this Agreement are for ease of reference only and shall not affect its interpretation.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
BIRTHDAYS RETAIL LIMITED	)	NAME:	Simon Freakley
(IN ADMINISTRATION))
by one of its Joint Administrators (acting	)
as agent for Birthdays Retail Limited	)
(in administration) and without	)
personal liability))

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
CLINTON CARDS PLC	)	NAME:	Simon Freakley
(IN ADMINISTRATION))
by one of its Joint Administrators (acting	)
as agent for Clinton Cards PLC	)
(in administration) and without	)
personal liability))

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
CLINTON CARDS (ESSEX) LIMITED	)	NAME:	Simon Freakley
(IN ADMINISTRATION))
by one of its Joint Administrators (acting	)
as agent for Clinton Cards (Essex) Limited	)
(in administration) and without	)
personal liability))

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
PAPERTREE LIMITED	)	NAME:	Simon Freakley
(IN ADMINISTRATION))
by one of its Joint Administrators (acting	)
as agent for Papertree Limited	)
(in administration) and without	)
personal liability))

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
SELECTACARD LIMITED	)	NAME:	Simon Freakley
(IN ADMINISTRATION))
by one of its Joint Administrators (acting	)
as agent for Selectacard Limited	)
(in administration) and without	)
personal liability))

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
STRAND CARDS LIMITED	)	NAME:	Simon Freakley
(IN ADMINISTRATION))
by one of its Joint Administrators (acting	)
as agent for Strand Cards Limited	)
(in administration) and without	)
personal liability))

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
THE GREETINGS STORE GROUP	)	NAME:	Simon Freakley
LIMITED (IN ADMINISTRATION))
by one of its Joint Administrators (acting	)
as agent for The Greetings Store Group	)
Limited (in administration) and without	)
personal liability))

SIGNED	)	SIGNATURE:	/s/ Kevin Vaux
for and on behalf of	)
LAKESHORE LENDING LIMITED	)	NAME:	Kevin Vaux

SIGNED	)	SIGNATURE:	/s/ Kevin Vaux
for and on behalf of	)
UK GREETINGS LIMITED	)	NAME:	Kevin Vaux

SIGNED	)	SIGNATURE:	/s/ Simon Freakley
for and on behalf of	)
THE JOINT ADMINISTRATORS	)	NAME:	Simon Freakley
(without personal liability and solely for the purpose of receiving the benefit of the provisions of this Agreement in their favour)